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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

LILLIAN VERNON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Lillian Vernon Corporation.

2)	Aggregate number of securities to which transaction applies: 8,430,599 shares of Company Common Stock

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $7.25, per share, and $61,121,842 aggregate value of transaction; filing fee of $80.90 per million.

4)	Proposed maximum aggregate value of transaction: $61,121,842.

5)	Total fee paid: $4,945.

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party: REGISTRANT

4)	Date Filed: May , 2003

LILLIAN VERNON CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

MERGER — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

      You are cordially invited to attend the special meeting of stockholders of Lillian Vernon Corporation (the “Company”), to be held at the Company’s headquarters located at One Theall Road, Rye, NY 10580 on Monday, June 23, 2003 at 9:00 a.m., local time.

      At the special meeting, you will be asked to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of April 15, 2003, by and among the Company, LVC Holdings L.L.C. and Monogram Acquisition Corp., a wholly-owned subsidiary of LVC Holdings. Under the merger agreement:

•	Monogram Acquisition Corp. will merge with and into the Company;

•	the Company will continue as the corporation surviving the merger and will become a subsidiary of LVC Holdings; and

•	each share of the common stock of the Company issued and outstanding at the effective time of the merger (other than certain shares held by our Chairman and Chief Executive Officer that will be retained by her) will be cancelled and converted into the right to receive $7.25 per share in cash, without interest.

      The Board of Directors of the Company has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of the Company’s stockholders, and recommends that you vote FOR adoption of the merger agreement.

      The accompanying notice of special meeting and proxy statement (including its annexes) provide you with information about the special meeting of the Company’s stockholders and the proposed merger. We encourage you to read the entire proxy statement together with its annexes carefully.

      Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of the Company’s common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us.

LILLIAN VERNON
Chairman of the Board
Chief Executive Officer

      The proxy statement is dated May      , 2003 and is first being mailed to stockholders of the Company on or about May      , 2003.

LILLIAN VERNON CORPORATION

One Theall Road
Rye, New York 10580

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON June 23, 2003

To the stockholders of Lillian Vernon Corporation:

      A special meeting of stockholders of Lillian Vernon Corporation, a Delaware corporation, will be held on June 23, 2003 at 9:00 a.m., local time, at the Company’s headquarters located at One Theall Road, Rye, NY 10580, for the following purposes:

           1.     To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 15, 2003, among LVC Holdings L.L.C., a Delaware limited liability company, Monogram Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of LVC Holdings and Lillian Vernon Corporation; and

           2.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

      The Board of Directors of the Company has fixed the close of business on May 16, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of the Company’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

      Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is required to adopt the merger agreement. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return the proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will effectively be counted as a vote against adoption of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

SUSAN C. HANDLER
Secretary

Rye, New York

May      , 2003

SUMMARY TERM SHEET

      This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the attached annexes. In this proxy statement, we refer to Lillian Vernon Corporation as the “Company,” and the terms “we,” “us” and “our” also refer to the Company. We refer to LVC Holdings L.L.C. as “LVC Holdings” and we refer to Monogram Acquisition Corp., the wholly-owned subsidiary of LVC Holdings which will be merged with and into the Company, as “Merger Subsidiary.”

•	The Merger; Stockholder Vote. You are being asked to adopt the Agreement and Plan of Merger (which we refer to in this proxy statement as the “Merger Agreement”), by which Merger Subsidiary will be merged with and into the Company (we will refer to this merger in this proxy statement as the “Merger”). The Merger Agreement must be adopted by the affirmative vote of a majority of the outstanding shares of Company common stock. David Hochberg, our Vice President — Public Relations, and Lillian Vernon, our Chairman and Chief Executive Officer, have agreed to vote shares of our common stock beneficially owned by them, which represent approximately 41% of the outstanding shares of the Company’s common stock, in favor of the merger. See “The Special Meeting” on page and “The Merger” on page .

•	Recommendations. The Board of Directors of the Company has approved the Merger Agreement and recommends that the Company’s stockholders vote FOR the adoption of the Merger Agreement. See “The Merger — Recommendation Of The Board Of Directors” on page .

•	Payment. In the Merger, each share of Company common stock owned by the Company’s stockholders will be cancelled and converted into the right to receive $7.25 in cash, without interest (we refer to the price per share to be paid to stockholders as the “Merger Consideration”), except for

•	shares held by the Company, LVC Holdings or Merger Subsidiary, which will be cancelled without any consideration;

•	130,672 shares of our common stock held by our Chairman, Ms. Lillian Vernon, which will be retained by her and converted into 5% of the outstanding shares of the Company after completion of the Merger; and

•	shares of stockholders who exercise appraisal rights under Delaware law.

You will not own any Company common stock after completion of the Merger. See “The Merger Agreement — Merger Consideration” on page .

•	Treatment Of Options. Options outstanding under the Company’s stock option plans that have an exercise price of less than $7.25 per share will generally become exercisable until the Merger. Holders of such options having an exercise price of less than $7.25 per share will be entitled to receive a cash payment equal to the excess of $7.25 over the exercise price of each such option, multiplied by the amount of shares covered by each such option. Unexercised options that have an exercise price equal to or greater than $7.25 per share will be cancelled immediately prior to the effective time of the Merger, and no consideration will be paid to the holders of such options. See “The Merger Agreement — Effect On Awards Outstanding Under The Company’s Stock Plans” on page .

•	Parties. The parties to the Merger Agreement are the Company, LVC Holdings and Merger Subsidiary. LVC Holdings and Merger Subsidiary are affiliates of Ripplewood Holdings L.L.C. and ZelnickMedia Corp. See “The Companies” on page .

•	Tax Consequences. Generally, the Merger will be a taxable transaction for United States federal income tax purposes. See “The Merger — Material United States Federal Income Tax Consequences Of The Merger” on page .

•	Conditions To The Merger. The Merger Agreement is subject to adoption by the Company’s stockholders at the special meeting, as well as the satisfaction or waiver of other conditions, including, among others, LVC Holdings obtaining the necessary financing to complete the Merger and the

i

expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. We will refer to this act as the “HSR Act” in this proxy statement. See “The Merger Agreement — Conditions To The Completion Of The Merger” on page .

•	Appraisal Rights. Stockholders who neither vote in favor of nor consent in writing to the Merger will be entitled to seek an appraisal of the “fair value” of their shares under Delaware law. In order to perfect the right to an appraisal, a stockholder must comply with the applicable requirements of Delaware law. See “The Merger — Appraisal Rights” on page .

TABLE OF CONTENTS

Summary Term Sheet	i
Table Of Contents	iii
Questions And Answers About The Merger	1
Summary	3
The Companies	3
Merger Consideration	4
Treatment Of Awards Outstanding Under The Company’s Stock Plans	4
Market Price And Dividend Data	4
Material United States Federal Income Tax Consequences Of The Merger	4
Reasons For The Merger	4
Recommendation To Stockholders	5
Opinion Of Our Financial Advisor	5
Interests Of The Company’s Directors And Management In The Merger	5
Conditions To The Completion Of The Merger	6
Termination Of The Merger Agreement	7
No Solicitation	8
Expenses And Termination Fee	9
Regulatory Matters	9
Financing	9
Appraisal Rights	10
Market Price And Dividend Data	11
Forward-Looking Information	11
The Special Meeting	12
Purpose Of The Special Meeting	12
Record Date; Stock Entitled To Vote; Quorum	12
Votes Required	12
Voting By The Company’s Directors, Executive Officers And Certain Stockholders	13
Voting Agreement	13
Voting Of Proxies	13
Revocability Of Proxies	13
Solicitation Of Proxies	14
The Companies	14
The Merger	15
Background Of The Merger	15
Management’s Liquidation Analysis	17
Meeting Of, And Presentations To, The Board Of Directors	18
Recommendation Of The Board Of Directors	18
Reasons For The Merger	18
Opinion Of The Company’s Financial Advisor	20
Interests Of The Company’s Directors And Management In The Merger	26
Consulting Agreement With LVC Holdings	27
Appraisal Rights	27
Delisting And Deregistration Of The Company’s Common Stock	30

Material United States Federal Income Tax Consequences Of The Merger	30
Regulatory Matters	31
Litigation	31
Certain Risks	32
The Merger Agreement	32
Form Of The Merger	32
Merger Consideration	32
Conversion Of Shares; Procedures For Exchange Of Certificates	33
Effect On Awards Outstanding Under The Company’s Stock Plans	33
Effective Time Of The Merger	34
Certificate Of Incorporation And By-Laws	34
Representations And Warranties	34
No Solicitation	35
Stockholders’ Meeting	35
Conduct Of Business Pending The Merger	35
Reasonable Best Efforts	37
Continuation Of The Company’s Employee Benefits	37
Financing	37
Solvency Of The Company After The Merger	38
Conditions To The Completion Of The Merger	38
Termination Of The Merger Agreement	39
Amendment; Extension And Waiver	40
Expenses And Termination Fee	40
Securities Ownership Of Certain Beneficial Owners And Management	41
Stockholder Proposals	42
Multiple Stockholders Sharing One Address	43
Other Matters	43
Where You Can Find More Information	43
Annexes:
Annex A — Agreement And Plan Of Merger	A-1
Annex B — Opinion Of Goldman, Sachs & Co.	B-1
Annex C — Section 262 Of The Delaware General Corporation Law	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

      The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the Merger and the Special Meeting. You should still carefully read this entire proxy statement, including each of the attached annexes.

Q:     When and where is the Special Meeting?

A:	The special meeting will be held on Monday, June 23, 2003 beginning at 9:00 a.m., local time, at the Company’s headquarters located at One Theall Road, Rye, NY 10580. The special meeting may be adjourned or postponed under certain circumstances. When we refer to the “Special Meeting” in this proxy statement, we refer to the meeting held on June 23, 2003 and all adjournments and/or postponements.

Q:     Who can vote at the Special Meeting?

A:	Holders of Company common stock at the close of business on May 16, 2003, the record date for the Special Meeting, are entitled to vote in person or by proxy at the Special Meeting. Each stockholder is entitled to one vote per share owned of record on that date. There were shares of Company common stock issued and outstanding at the close of business on May , 2003.

Q:     Why am I receiving this proxy statement?

A:	The Board of Directors of the Company is soliciting a proxy to vote your shares at the Special Meeting. This proxy statement contains information regarding the Merger, the Special Meeting at which you will be requested to adopt the Merger Agreement governing the Merger, as well as other information that may be important to you, so you can make an informed decision on how to vote your shares.

Q:     How many shares must be present to hold the Special Meeting?

A:	To hold the Special Meeting of the stockholders and conduct business, a majority of the Company’s outstanding shares as of the record date must be present at the Special Meeting. This is called a quorum. Shares are counted as present at the Special Meeting if

•	the stockholder is present and votes in person at the Special Meeting;

•	the stockholder has properly submitted a proxy card; or

•	a brokerage firm has submitted a proxy for shares that are held in “street name.”

Q:     What am I being asked to vote on?

A:	You are being asked to vote for the adoption of the Merger Agreement.

Q:     When do you expect the Merger to be completed?

A:	We and LVC Holdings are working toward completing the Merger as quickly as possible. In addition to obtaining stockholder approval, other closing conditions must be satisfied, including the expiration or termination of applicable regulatory waiting periods and obtaining necessary financing. We expect to complete the Merger during the third quarter of this year.

Q:     What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the Merger affects you. Please mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the Special Meeting. The failure to return your proxy card will have the same effect as voting against the Merger.

Q:     May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank, you may attend the Special Meeting and vote your shares in person, rather than signing and returning your proxy card. However, even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the Special Meeting and vote.

Q:     May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may only vote by returning a signed proxy card or voting in person at the meeting. If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank, if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m., local time, on June , 2003.

Q:     May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the Special Meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:     If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted.

Q:     Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive written instructions for exchanging your shares of our common stock for the Merger Consideration of $7.25 in cash (without interest) for each share of our common stock.

Q:     Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Lillian Vernon Corporation

One Theall Road
Rye, New York 10580
Attention: Richard Randall, Executive Vice President
Telephone: 914-925-1570
Facsimile: 914-925-1572
Internet: rrandall@lillianvernon.com

Morrow & Co., Inc.

445 Park Avenue — 5th Floor
New York, New York 10005
Attention: Eugene Tsuji
Telephone: 212-754-8000, ext. 413
Facsimile: 212-754-8300

SUMMARY

      This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the terms of the Merger, you should read carefully this entire proxy statement and the documents we refer to in the proxy statement. See “Where You Can Find More Information” on page   . The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement.

The Companies (see page   )

Lillian Vernon Corporation One Theall Road Rye, NY 10580 (914-925-1200)

      Incorporated in 1951, we are a direct mail specialty catalog and online company concentrating on the marketing of gift, houseware, gardening, Christmas and children’s products. We seek to provide customers with reasonably priced products that can be differentiated from competitive products either by design, price or personalization.

      In fiscal 2003, we published 33 catalog editions and mailed approximately 150 million catalogs to past and prospective customers. Our data base contains information with respect to over 27 million customers, gift recipients and people who have requested the Company’s catalogs.

      Our Business to Business division sells premium and incentive products and also sells to the wholesale market. We also operate a chain of outlet stores which sells our merchandise, and offer our products over the Internet from our websites, lillianvernon.com and ruedefrance.com.

LVC Holdings L.L.C. c/o Ripplewood Holdings L.L.C. One Rockefeller Plaza New York, NY 10020 (212-218-2705)

      LVC Holdings, a Delaware limited liability company and the parent company of Merger Subsidiary, was formed and organized by Ripplewood Holdings L.L.C. (“Ripplewood”) and ZelnickMedia Corp. (“ZelnickMedia”) for the purpose of acquiring the Company.

      Ripplewood, founded in 1995, manages approximately $4 billion of committed capital through four institutional private equity funds focusing primarily on controlling investments in the United States and in Japan. Ripplewood is a pioneer of the “Industrial Partner” investment philosophy, in which the firm forms partnerships with experienced operating executives to acquire businesses in targeted industries and to pursue pre-defined strategies to enhance the value of these businesses.

      ZelnickMedia, founded in 2001 by Strauss Zelnick, is a partnership of experienced media executives that owns interests in, advises and manages an array of media enterprises in recorded music, magazine publishing, CD manufacturing, online games and media-related software, both in the United States and Asia. The firm’s investment focus includes an array of media in which one or more partners have meaningful track records and expertise, including the areas of direct marketing, publishing, recorded music, television production and distribution, online games and entertainment software, sports marketing and branded properties, and media-related technologies.

Monogram Acquisition Corp. c/o Ripplewood Holdings L.L.C. One Rockefeller Plaza New York, NY 10020 (212-218-2705)

      Merger Subsidiary is a Delaware corporation and a wholly-owned subsidiary of LVC Holdings. Merger Subsidiary was organized solely for the purpose of entering into the Merger Agreement and completing the Merger. Merger Subsidiary has not conducted any business operations.

Merger Consideration (see page   )

      After the Merger is completed, you will have the right to receive the $7.25 per share Merger Consideration but you will no longer have any rights as a stockholder of the Company. Stockholders will receive the Merger Consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to stockholders shortly after completion of the Merger.

Treatment Of Awards Outstanding Under The Company’s Stock Plans (see page   )

      Generally, all options to purchase our common stock outstanding under the Company’s stock plans will be cancelled upon the completion of the Merger. Depending on the terms of the plan under which those options were issued, in order to cancel those options, it may be necessary to accelerate their vesting and allow them to be exercised for a period of time prior to the completion of the Merger. Holders of accelerated options will have the right to exercise their options during the applicable period, which will end no later than one day prior to the date of the completion of the Merger. However, if a holder’s option has a per share exercise price that is greater than the $7.25 per share Merger Consideration, holders of accelerated options would be spending more to exercise the options than they would receive in the Merger.

      If, on the effective date of the Merger, you hold options having an exercise price that is less than $7.25 per share, these options will be cancelled as of such date. In consideration for the cancellation of these options, you will be entitled to receive the excess of $7.25 over the applicable per share exercise price of the options, multiplied by the number of shares which are covered by the options.

      If, on the effective date of the Merger, you hold options having an exercise price that is equal to or greater than $7.25 per share, these options will also be cancelled as of such date. However, you will not receive any consideration for such cancellation.

Market Price And Dividend Data (see page   )

      The Company’s common stock is listed on the American Stock Exchange under the symbol “LVC”. On April 15, 2003, the last full trading day prior to the public announcement of the Merger, the Company’s common stock closed at $4.20. On May      , 2003, the last full trading day prior to the date of this proxy statement, our common stock closed at $                    .

Material United States Federal Income Tax Consequences Of The Merger (see page   )

      Generally, the exchange of shares of common stock for the cash Merger Consideration will be a taxable transaction for United States federal income tax purposes.

      Tax matters can be complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. We strongly urge you to consult your own tax advisor to fully understand the tax consequences of the Merger to you.

Reasons For The Merger (see page   )

      Our Board of Directors approved the Merger Agreement based on a number of positive factors, including the following:

•	the value of the Merger Consideration to be received by our stockholders in the Merger pursuant to the Merger Agreement, which was determined by the Board of Directors to be fair to the Company’s public stockholders;

•	the fact that the $7.25 Merger Consideration represents (i) a premium of approximately 72% over the Company common stock’s one-month calendar trailing average of $4.21 per share, (ii) a premium of approximately 74% over the one-week calendar trailing average of $4.17 per share of our common stock, and (iii) a premium of approximately 70.6% over the $4.25 closing sale price for the shares of Company common stock on the American Stock Exchange on April 14, 2003, the last trading day prior to the signing of the Merger Agreement;

•	our business and financial prospects if we were to remain an independent company in light of the continued weak consumer market, fixed costs of operations, risks of personnel retention and the weak and uncertain current and anticipated worldwide economic and political environment; and

•	the opinion of Goldman, Sachs & Co. (“Goldman Sachs”), our financial advisor, that based upon the matters and assumptions set forth in that opinion, as of April 15, 2003, the Merger Consideration was fair from a financial point of view to our stockholders (other than Ms. Lillian Vernon).

      In approving the Merger, the Company’s Board of Directors also took into account a number of negative factors, including the following:

•	risks and contingencies related to the announcement of the Merger and the fact that it will take some time for its completion, including the likely impact of the Merger on our employees, customers and vendors and the expected effect of the Merger on our existing relationships with third parties;

•	the possibility that the Merger will not be completed and the potential negative effect on our sales, operating results and stock price and our ability to retain key management and personnel;

•	the fact that our stockholders would not benefit from any future increase in our value; and

•	risk that in a lawsuit by a creditor, if a court were to find that at the time of the Merger the Company was insolvent or that the remaining assets of the Company constituted unreasonably small capital, the court could declare the payment of the Merger Consideration to stockholders a fraudulent transfer and order the return of the Merger Consideration.

Recommendation To Stockholders (see page   )

      Our Board of Directors (i) has approved and declared the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement advisable, (ii) has declared that it is in the best interests of our stockholders that we enter into the Merger Agreement and complete the Merger on the terms and conditions set forth in the Merger Agreement and (iii) recommends that our stockholders vote FOR adoption of the Merger Agreement.

Opinion Of Our Financial Advisor (see page   )

      Our Board of Directors received an opinion from Goldman Sachs that, based upon and subject to the matters and assumptions set forth in that opinion, as of April 15, 2003, the $7.25 per share of common stock in cash to be received by the holders of our common stock (other than Ms. Lillian Vernon) pursuant to the Merger Agreement was fair from a financial point of view to those holders.

Interests Of The Company’s Directors And Management In The Merger (see page   )

      When considering the recommendation by our Board of Directors in favor of the Merger, you should be aware that members of the Board of Directors and our executive officers have interests in the Merger that are different from, or in addition to, yours, including the following:

•	Our Chairman, Ms. Lillian Vernon, and our Vice President — Public Relations, Mr. David C. Hochberg, own in the aggregate, of record and beneficially and are entitled to vote at the Special Meeting approximately 41% of the outstanding shares of our common stock and have agreed to vote their shares in favor of the adoption of the Merger Agreement;

•	Certain indemnification arrangements for our current and former directors and officers will be continued if the Merger is completed;

•	Certain of our officers may participate in a bonus pool of $60,000 authorized by our Board of Directors to be distributed within the discretion of our Chairman, Ms. Lillian Vernon, upon consummation of the Merger;

•	Ms. Lillian Vernon has entered into an employment agreement starting on the date of the Merger providing for salary and bonus, if earned, of up to $300,000 per year for a four year term;

•	Our officers and directors will have the vesting of their options accelerated in connection with the Merger; and

•	130,672 shares of Company common stock held by our Chairman, Ms. Lillian Vernon, will be retained by her and converted into 5% of the outstanding common stock of the Company after the Merger is completed.

Conditions To The Completion Of The Merger (see page   )

      LVC Holdings and the Company are obligated to complete the Merger only if the following conditions are satisfied or waived:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the Merger Agreement;

•	the waiting period required under the HSR Act, must have expired or been terminated;

•	no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition which has the effect of preventing the completion of the Merger is in effect; and

•	the Company and LVC Holdings must have received an opinion that on the date the Merger is completed, the Company would (i) be able to pay its debts as they become due in the ordinary course of business, (ii) own assets having a present fair saleable value greater than its combined stated and identified contingent liabilities and (iii) have capital that would not be unreasonably small for its business.

      LVC Holdings will not be obligated to complete the Merger unless the following conditions are satisfied or waived:

•	the Company has not experienced a “Material Adverse Effect” (this term is used in this proxy statement as it is used in the Merger Agreement and generally means any event, effect or occurrence that could (A) prevent or materially impair or delay the completion of the Merger or (B) be materially adverse to the business, prospects, properties, assets, financial condition or results of operation of the Company and its subsidiaries as a whole, unless the event, effect or occurrence is a result of (i) action consented to by LVC Holdings, (ii) any change in the price or trading volume of the Company common stock in and of itself, (iii) changes affecting the specialty mail-order industry (provided that the impact on the Company is not materially disproportionate) or the U.S. economy generally and (iv) the announcement or performance of the Merger;

•	the Company’s representations and warranties must be true and correct unless the failure to be true and correct would not have a Material Adverse Effect;

•	the Company must have performed in all material respects all obligations required to be performed by it under the Merger Agreement;

•	the Company’s audited revenues for the fiscal year ended February 22, 2003, have been not less than $237 million, its audited operating loss for the same period is not more than $20 million and its audited gross cash and cash equivalents balance at the end of the same period is not less than $24 million, and the Company has delivered to LVC Holdings its audited financial statements for the fiscal year ended February 22, 2003, containing an unqualified opinion by its independent auditors;

•	LVC Holdings or the Company must have obtained all consents, approvals, authorizations, qualifications and orders of governmental entities or third parties required in connection with the Merger Agreement, unless the failure to do so would not have a Material Adverse Effect; and

•	LVC Holdings must have received the proceeds of the necessary financing on terms substantially consistent with those set forth in the commitment letters obtained by it prior to signing the Merger Agreement.

      The Company will not be obligated to complete the Merger unless the following conditions are satisfied or waived:

•	the representations and warranties of LVC Holdings and Merger Subsidiary must be true and correct in all material respects; and

•	each of LVC Holdings and Merger Subsidiary must have performed in all material respects all obligations required to be performed by them under the Merger Agreement.

Termination Of The Merger Agreement (see page   )

      The Merger Agreement may be terminated by the mutual written consent of LVC Holdings and the Company. In addition, either the Company or LVC Holdings may terminate the Merger Agreement if:

•	the Merger has not been completed by September 15, 2003 (unless the action or failure to act of the party seeking termination constitutes a breach of the Merger Agreement and is a principal cause of or results in the failure of the Merger to be completed);

•	any temporary restraining order, injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition having the effect of preventing the completion of the Merger is in effect and has become final;

•	denial of approval under the HSR Act is in effect and final; and

•	the Company’s stockholders do not approve the Merger Agreement at the Special Meeting.

LVC Holdings may terminate the Merger Agreement if:

•	the Company’s Board of Directors takes any of the following actions (each referred to in this proxy statement as an “Adverse Recommendation Change”):

•	the Board of Directors withdraws or modifies in a manner adverse to LVC Holdings and Merger Subsidiary its approval, recommendation or declaration of advisability of the Merger Agreement or the Merger; or

•	the Board of Directors approves or recommends the approval or adoption of any “Takeover Proposal” (when we refer to a “Takeover Proposal” in this proxy statement, we refer to any inquiry, proposal or offer from any person other than LVC Holdings or Merger Subsidiary relating to any direct or indirect acquisition, in one transaction or a series of transactions (e.g., by way of merger, tender offer, stock or asset acquisition, restructuring, liquidation, joint venture or similar transaction) of (i) assets or businesses representing a significant percentage of the total revenue, operating income or assets of the Company and its subsidiaries or (ii) a significant percentage of the equity interests in the Company (in each case other than the transactions contemplated by the Merger Agreement));

•	the Company (i) breaches its obligation to call a special meeting of stockholders or prepare and mail to its stockholders a proxy statement for the purpose of approving the Merger or (ii) breaches any of its representations and warranties causing a Material Adverse Effect or breaches any of its covenants or other agreements in the Merger Agreement in any material respect (and any such breach of a representation, warranty, covenant or agreement is not cured by the Company within 10 business days after the receipt of a written notice from LVC Holdings);

•	LVC Holdings is unable to consummate the necessary financing and did not breach its obligations under the Merger Agreement to obtain the financing;

•	the Company has failed to satisfy the closing condition relating to its financial results (discussed above); and

•	LVC Holdings and the Company have failed to obtain the consents, approvals, authorizations, qualifications and orders of governmental entities or third parties required in connection with the Merger Agreement and this failure caused a Material Adverse Effect.

The Company may terminate the Merger Agreement if:

•	LVC Holdings breaches its representations, warranties, covenants or other agreements in the Merger Agreement in any material respect and such breach or failure to perform is not cured by LVC Holdings within 10 business days after the receipt of a written notice from the Company;

•	the Merger is not consummated within 10 days after stockholder approval of the Merger (but not earlier than June 21, 2003) due to the inability of LVC Holdings to obtain the necessary financing, and the Company has given notice to LVC Holdings after stockholder approval of its intention to terminate the Merger Agreement and LVC Holdings has not within 10 days after the Company’s notice obtained the necessary financing (without the Company’s action or failure to act being a breach of the Merger Agreement and a cause of the failure of the Merger to occur); or

•	prior to obtaining stockholder approval, the Company receives a “Superior Proposal” and enters into an acquisition agreement in connection with the Superior Proposal after providing LVC Holdings with appropriate notice and paying LVC Holdings a termination fee of $1,850,000.

      When referring to a “Superior Proposal” in this proxy statement, we refer to any bona fide binding written offer not solicited by or on behalf of the Company or any of its subsidiaries made by a third party which the Board of Directors determines in good faith, after consultation with its outside legal and financial advisors, is reasonably expected to be funded on the disclosed terms and is reasonably expected to be consummated in accordance with its terms, and which, if consummated, would result in such third party acquiring, directly or indirectly, more than 50% of the voting power of the Company common stock and any other equity securities of the Company, or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of the Company determines in its good faith judgment after consulting with its financial and legal advisors to be more favorable to the Company’s stockholders from a financial point of view than the Merger (in each case taking into account any changes to the terms of the Merger Agreement proposed by LVC Holdings in response to a Superior Proposal or otherwise).

No Solicitation (see page   )

      We have agreed that we will not, and will not permit any of our subsidiaries to, and will not authorize or permit any of our or our subsidiaries’ directors, officers or advisors to, directly or indirectly:

•	solicit, participate in, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than LVC Holdings or its representatives) any information with respect to, any Takeover Proposal.

      At any time prior to obtaining stockholder approval, our Board of Directors may, nevertheless, in response to a bona fide written Takeover Proposal that is unsolicited, is not otherwise obtained in violation of the restrictions set forth in the immediately preceding bullet points and that our Board of Directors determines in good faith, after consulting with its legal and financial advisors, is or is reasonably expected to lead to a Superior Proposal,

•	furnish to the person making the Takeover Proposal information with respect to us and our subsidiaries pursuant to a confidentiality agreement which contains terms that are substantially equivalent to, and not less favorable to us than, the terms of the confidentiality agreement that we and LVC Holdings have executed in connection with the Merger (as long as any provided information is also furnished to LVC Holdings); and

•	participate in discussions or negotiations with the person making such Takeover Proposal regarding the Takeover Proposal.

Expenses And Termination Fee (see page   )

      The Merger Agreement provides generally that regardless of whether the Merger is consummated, all fees and expenses (except for certain printing and filing fees which will be shared equally) incurred by the parties will be paid by the party incurring such fees and expenses. The Merger Agreement requires, however, that we pay LVC Holdings a termination fee of $1,850,000:

•	in the event that

•	a Takeover Proposal has been publicly proposed by any person (other than LVC Holdings or its affiliates) or a person has publicly announced its intention to make a Takeover Proposal or a Takeover Proposal has become widely known to our stockholders;

•	the Merger Agreement is afterwards terminated by either LVC Holdings or the Company because (i) the Merger has not been consummated by September 15, 2003 (but only if the Special Meeting has not been held prior to the date of termination) or (ii) our stockholders fail to adopt the Merger Agreement at the Special Meeting; and

•	within 12 months after termination of the Merger Agreement, we or any of our subsidiaries enter into a definitive agreement providing for or completing a Takeover Proposal;

•	if the Merger Agreement is terminated by LVC Holdings because (i) our Board of Directors makes an Adverse Recommendation Change or materially breaches its obligations to hold the Special Meeting or prepare and mail the proxy statement or (ii) we breach any of our representations and warranties causing a Material Adverse Effect or breach any of our covenants or other agreements in the Merger Agreement in any material respect (and prior to this termination there has been a Takeover Proposal); or

•	if we terminate the Merger Agreement concurrently with entering into an acquisition agreement in connection with a Superior Proposal.

Regulatory Matters (see page   )

      The HSR Act prohibits us from completing the Merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. LVC Holdings and we made the required filings with the Department of Justice and the Federal Trade Commission on May      , 2003, and the waiting period is expected to expire on June      , 2003, unless sooner terminated.

Financing (see page   )

      Prior to the execution of the Merger Agreement, LVC Holdings delivered to the Company copies of commitment letters from financing sources to provide LVC Holdings the funds necessary to consummate the Merger and establish a credit facility for the Company after the Merger is completed. LVC Holdings is required to use commercially reasonable efforts to obtain the financing, and as a condition to its obligation to complete the Merger (as described above), must obtain the financing on terms substantially consistent with the commitment letters. The commitment letters are subject to customary conditions.

Appraisal Rights (see page   )

      Our stockholders have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the “fair value” of their shares determined in accordance with Delaware law. The “fair value” of shares of our common stock as determined in accordance with Delaware law may be more or less than the Merger Consideration to be paid in the Merger and is exclusive of any element of value arising from the accomplishment or expectation of the Merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the Merger Agreement and must follow specific procedures. Stockholders wishing to exercise their appraisal rights under Delaware law must precisely follow these specific procedures or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. You are encouraged to read these provisions carefully and in their entirety.

MARKET PRICE AND DIVIDEND DATA

      Our common stock is traded on the American Stock Exchange under the symbol “LVC.” This table shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on the American Stock Exchange.

	Low		High

Year ended February 28, 2004
First Quarter (through May , 2003)	$		$
Year ended February 22, 2003
First Quarter		$6.25		$8.25
Second Quarter		$5.50		$8.25
Third Quarter		$5.95		$4.29
Fourth Quarter		$4.60		$3.65
Year ended February 23, 2002
First Quarter		$5.60		$8.75
Second Quarter		$7.01		$9.10
Third Quarter		$7.06		$9.10
Fourth Quarter		$6.52		$7.75

      The following table sets forth the closing per share sales price of our common stock, as reported on the American Stock Exchange on April 15, 2003, the last full trading day before the public announcement of the Merger, and on May      , 2003, the latest practicable trading day before the printing of this proxy statement:

May , 2003	$
April 15, 2003		$4.20

      The Company paid 41 consecutive quarterly cash dividends on its common stock since an initial quarterly dividend of five cents ($.05) per share was paid in May of 1992. The quarterly dividend was increased to seven cents ($.07) per share payable September 1, 1994, and to eight cents ($.08) per share in March 1998. Subsequently, the dividend was reduced to four cents ($.04) per share payable on March 1, 2002. At its February 28, 2002 meeting, the Board of Directors voted to discontinue the regular quarterly cash dividend effective after the payment of the March 1, 2002 dividend to conserve cash for reinvestment in the business. Our current policy is to retain earnings for use in our business.

      Following the Merger there will be no further market for our common stock.

FORWARD-LOOKING INFORMATION

      This proxy statement includes “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this proxy statement that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company’s and its subsidiaries’ business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual future results and developments will conform with the Company’s expectations and predictions is subject to a number of risks and uncertainties, including the significant considerations discussed in this proxy statement; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company and its subsidiaries; competitive actions by other mail-order business companies; changes in laws or regulations; and other factors, many of which are beyond the control of the Company and its subsidiaries.

Consequently, all of the forward-looking statements made in this proxy statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its subsidiaries or their business or operations.

      The cautionary statements contained or referred to in this proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on its behalf. The Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

      We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the Special Meeting. We will hold the Special Meeting at our headquarters located at One Theall Road, Rye, New York 10580, at 9:00 a.m., local time, on Monday, June 23, 2003.

Purpose Of The Special Meeting

      At the Special Meeting, we will ask holders of our common stock to adopt the Merger Agreement.

      Our Board of Directors has approved and declared the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement advisable, has declared that it is in the best interests of our stockholders that we enter into the Merger Agreement and consummate the Merger on the terms and conditions set forth in the Merger Agreement. Our Board of Directors recommends that our stockholders vote FOR the adoption of the Merger Agreement.

      We do not expect to ask you to vote on any matters at the Special Meeting other than the adoption of the Merger Agreement. However, if any other matters are properly presented at the Special Meeting for consideration, the holder of the proxies will have discretion to vote on those matters in accordance with their best judgment.

Record Date; Stock Entitled To Vote; Quorum

      Only holders of record of our common stock at the close of business on May 16, 2003, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date,                     shares of our common stock were issued and outstanding and held by approximately                      holders of record. A quorum is present at the Special Meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting on June 23, 2003, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the Special Meeting on the proposal to adopt the Merger Agreement. While shares that reflect abstentions or broker non-votes (shares held by a broker or nominee that does not have the authority to vote on the matter) will be counted as shares that are present for purposes of determining the presence of a quorum, proxies that reflect abstentions will have the same effect as a vote against the proposal, and proxies that reflect broker non-votes will have the effect of neither a vote for nor a vote against the proposal.

Votes Required

      The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will effectively count as a vote against the adoption of the Merger Agreement.

Voting By The Company’s Directors, Executive Officers And Certain Stockholders

      At the close of business on the record date, our directors and executive officers and their affiliates owned (of record and beneficially) and were entitled to vote 3,539,114 shares of our common stock aggregating approximately 42% of the shares of our common stock outstanding on that date.

Voting Agreement

      Ms. Lillian Vernon, the Company’s Chairman and Chief Executive Officer, and Mr. David C. Hochberg, Ms. Vernon’s son and the Company’s Vice President — Public Relations, entered into a Voting Agreement with LVC Holdings, dated as of April 15, 2003, requiring them to vote the shares of Company common stock beneficially owned by them (aggregating approximately 41% of our outstanding shares) in favor of the Merger and against any Takeover Proposal or any action or agreement which would impede, frustrate or prevent the Merger. We refer to this agreement in the proxy statement as the “Voting Agreement”. Ms. Vernon and Mr. Hochberg have granted irrevocable proxies to LVC Holdings to vote their shares in favor of the Merger. The Voting Agreement provides that they will not transfer any of their shares or (in their capacities as stockholders) encourage or solicit Takeover Proposals from any person. The Voting Agreement terminates in the event the Merger Agreement is terminated, but Ms. Vernon and Mr. Hochberg will be obligated to pay LVC Holdings 50% of the excess of any consideration paid to them in connection with a Superior Proposal over the Merger Consideration under the Merger Agreement.

Voting Of Proxies

      All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the Merger Agreement.

      Shares of our common stock represented at the Special Meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

      Only shares affirmatively voted for the adoption of the Merger Agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a holder of our common stock abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the Merger Agreement. Brokers who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers.

      The persons named as proxies may propose and vote for one or more adjournments of the Special Meeting, including adjournments to permit further solicitations of proxies.

Revocability Of Proxies

      The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the Special Meeting. A stockholder may revoke a proxy at any time prior to its exercise by (i) filing with our Secretary (at our headquarters located at One Theall Road, Rye, New York 10580) a duly executed revocation of proxy, (ii) submitting a duly executed proxy to our Secretary (at our headquarters located at One Theall Road, Rye, New York 10580) bearing a later date or (iii) appearing at the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

      If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation Of Proxies

      Proxies are being solicited by and on behalf of the Company’s Board of Directors. All costs of solicitation of proxies will be borne by us. We have retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. We have agreed to pay Morrow & Co., Inc. a fee of $5,000, plus reimbursement of reasonable expenses, for its services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. In addition to the solicitation of proxies by mail, some of our directors, officers and employees may solicit proxies by telephone, facsimile and personal contact, without separate compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of common stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

      Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of your Company common stock certificates will be mailed to you as soon as reasonably practicable after completion of the Merger.

THE COMPANIES

Lillian Vernon Corporation

One Theall Road
Rye, NY 10580
(914-925-1200)

      We are a direct mail specialty catalog and online company concentrating on the marketing of gift, houseware, gardening, Christmas and children’s products. We were founded in 1951, and seek to provide customers with reasonably priced products that can be differentiated from competitive products either by design, price or personalization. In fiscal 2003 we published 33 catalog editions, and mailed approximately 150 million catalogs to past and prospective customers. In addition to offering our products through our catalogs, we offer our products over the Internet from our websites: lillianvernon.com and ruedefrance.com.

      We have developed a proprietary customer database containing information about its customers, including such data as order frequency, size and date of last order, and type of products purchased. These and other factors are analyzed by computer to rank and segment customers to determine those most likely to purchase products offered in our catalogs. The database contains information with respect to over 27 million customers, gift recipients and people who have requested our catalogs.

      We derive a small portion of our revenue from the rental of our customer list to direct mail marketers and other organizations and from a telephone program selling magazine subscriptions, club memberships and other products. We have a Business to Business operation which sells premium and incentive items and other products to numerous businesses, including Fortune 500 companies. Business to Business also sells to the wholesale market. We also operate a chain of outlet stores which sell our merchandise.

LVC Holdings L.L.C.

c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza
New York, NY 10020
(212-218-2705)

      LVC Holdings, a Delaware limited liability company and the parent of Merger Subsidiary, was organized and formed by Ripplewood and ZelnickMedia for the purpose of acquiring the Company.

      Ripplewood, founded in 1995, manages approximately $4 billion of committed capital through four institutional private equity funds focusing primarily on controlling investments in the United States and in Japan. Ripplewood is a pioneer of the “Industrial Partner” investment philosophy, in which the firm forms partnerships with experienced operating executives to acquire businesses in targeted industries and to pursue pre-defined strategies to enhance the value of these businesses. Ripplewood’s investment in LVC Holdings will be made through Ripplewood Partners II, L.P., a fund managed by Ripplewood and organized in 2001 with capital commitments in excess of $1 billion.

      ZelnickMedia, founded in 2001 by Strauss Zelnick is a partnership of experienced media executives that owns interests in, advises and manages an array of media enterprises in recorded music, magazine publishing, CD manufacturing, online games and media-related software, both in the United States and Asia. The firm’s investment focus includes an array of media in which one or more partners have meaningful track records and expertise, including the areas of direct marketing, publishing, recorded music, television production and distribution, online games and entertainment software, sports marketing and branded properties, and media-related technologies.

Monogram Acquisition Corp.

c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza
New York, NY 10020
(212-218-2705)

      Merger Subsidiary is a Delaware corporation and a wholly-owned subsidiary of LVC Holdings. It was organized solely for the purpose of entering into the Merger Agreement and completing the Merger and has not conducted any business operations.

THE MERGER

Background Of The Merger

      Following the termination of a merger agreement between the Company and a potential buyer in 1995, from time to time through the end of 1999, management of the Company responded to a number of unsolicited inquiries and contacted several other strategic buyers and private equity groups, either in or related to the catalog industry, regarding investment in, merger with or acquisition of the Company. Various levels of discussions, information exchanges and due diligence were conducted with these parties. From time to time during this period, management conferred with Goldman Sachs (who had been engaged by the Company to act as its financial advisor in connection with the 1995 transaction) regarding these discussions. The Company believes that during the two year period of 2000 to 2001 alone, contact was made with a total of six such strategic and financial buyers. Despite the fact that many of these parties conducted extensive due diligence, no offers to purchase the Company were made during this period as a result of these contacts.

      However, one of the strategic buyers, a catalog company, that had previously conducted extensive due diligence without having made an offer, renewed its interest in the Company and in late 2001 entered into an updated confidentiality agreement with the Company. In April 2002, this catalog company addressed a letter to our Board of Directors indicating its desire to conduct more extensive due diligence for the purpose of making an offer to acquire the Company. As it appeared that this catalog company was seriously interested in making a proposal to acquire the Company, we solicited and received proposals from Goldman Sachs and two other investment banking firms to represent us. We chose Goldman Sachs, and, on May 29, 2002, entered into a new agreement with Goldman Sachs to act as our financial advisor. Thereafter, the catalog company held numerous meetings with the Company’s management and was provided access to the Company’s facilities and records.

      Shortly thereafter an acquaintance of the Chairman contacted her and advised her that a private equity group that had acquired another catalog company might be interested in acquiring our Company. This contact was forwarded to Goldman Sachs and this private equity group executed a confidentiality agreement with us in early June 2002. Thereafter, this private equity group conducted due diligence and on July 1, 2002 addressed a letter to Goldman Sachs indicating an interest in acquiring the Company for $7.00 cash per share subject to further due diligence, provided the Company would enter into a 60-day exclusivity agreement with it.

      After discussions with and authorization from our Board of Directors, Goldman Sachs informed the private equity group on July 18, 2002, that the Company would not enter into an exclusivity agreement with it at $7.00 per share, and the private equity group decided to discontinue negotiations with the Company at that time. Our Board of Directors requested Goldman Sachs to assist it in reviewing potential acquirors and their ability to finance an acquisition of the Company and in determining any special synergies that might exist.

      Also in the Spring of 2002, Strauss Zelnick, the founder of ZelnickMedia and Ripplewood’s industrial partner for this proposed transaction, contacted one of our directors expressing interest in acquiring our Company on behalf of Ripplewood and ZelnickMedia. We referred this contact to Goldman Sachs.

      The Company decided to pursue discussions with Ripplewood and ZelnickMedia. They signed a confidentiality agreement with the Company on August 19, 2002, and began holding numerous meetings with the Company’s management and were provided access to the Company’s facilities and records. During the following months through October 2002, while active discussions with Ripplewood and ZelnickMedia proceeded, the Company’s management also had discussions and meetings with, entered into confidentiality agreements with, and provided non-public information to, five other strategic and financial buyers, in addition to the catalog company and the private equity group who continued to express interest in acquiring our Company. Each of these five other potential buyers eventually informed the Company that it would not be making an offer for the Company.

      On September 13, 2002, as authorized by our Board of Directors, Goldman Sachs contacted the catalog company, and the catalog company stated that it would not be in a position to make an offer for the Company at that time.

      On October 7, 2002, Goldman Sachs received a call from the private equity group stating that it would be willing to re-enter negotiations with the Company, but at a price below $7.00 per share in cash. The Company elected not to re-enter such negotiations.

      Also in October 2002, while the talks with Ripplewood and ZelnickMedia continued, our Board of Directors authorized Goldman Sachs to initiate discussions with a second financial buyer, and from October 2002 through December 2002 that buyer also held numerous meetings with our management and was provided access to the Company’s facilities and records.

      On November 19, 2002, at a meeting of our Board of Directors, two preliminary oral offers were relayed to our Board of Directors. Ripplewood and ZelnickMedia had offered $7.50 per share in cash subject to customary due diligence; and a second financial buyer had offered between $6.25 and $7.25 per share in cash. Our Board of Directors discussed the two preliminary offers that were received and instructed Goldman Sachs to ask both potential buyers to refine their analysis and submit revised bids along with a proposed timeline and a list of issues that needed to be resolved before signing a definitive agreement.

      On December 5, 2002, our Board of Directors authorized Goldman Sachs to contact the catalog company again and informed it that our Board of Directors was now considering other potential offers. The catalog company responded that it would not be making an offer for the Company.

      On December 18, 2002, at a meeting of our Board of Directors, the two preliminary proposals were again presented to our Board of Directors for its review: Ripplewood and ZelnickMedia’s offer of $7.50 per share in cash and the second financial buyer’s offer of $6.25 per share in cash. Both proposals contained various conditions including entering into exclusivity agreements. The Board of Directors reviewed the two preliminary proposals and authorized an exclusivity agreement with Ripplewood and ZelnickMedia, provided the other buyer did not raise its offer substantially when informed of the Board’s position.

      On January 2, 2003, our Board of Directors instructed Goldman Sachs to contact the second financial buyer again and ask if it would be willing to increase its offer of $6.25 per share in cash. It stated that it was not in a position to increase its offer and that Goldman Sachs should contact it in the event an agreement for an alternative transaction was not reached.

      On January 7, 2003, the Company entered into an exclusivity agreement with Ripplewood and ZelnickMedia for a term from January 7, 2003 to February 15, 2003. At the request of these parties, the

Company extended the exclusivity agreement to March 15, 2003, during which time Ripplewood and ZelnickMedia performed additional due diligence on the Company and negotiated a definitive Merger Agreement with the Company. The due diligence and negotiations continued after expiration of the exclusivity period.

      When it became clear that the Ripplewood and ZelnickMedia offer was conditioned upon Ms. Lillian Vernon agreeing to retain a portion of her shares in the Company such that she would own a 5% interest in the surviving corporation, our Board of Directors decided that the directors other than Ms. Lillian Vernon and her son, Mr. David Hochberg, would deliberate separately with respect to decisions regarding negotiation of substantive issues with Ripplewood and ZelnickMedia and whether Ripplewood and ZelnickMedia’s final offer should be accepted or whether other strategic alternatives should be pursued instead.

      Concurrently with the Company’s negotiation of the Merger Agreement, Ms. Lillian Vernon and her son Mr. David C. Hochberg, in their capacities as stockholders and not as directors of the Company and through separate counsel engaged by them, negotiated a series of agreements with Ripplewood and ZelnickMedia, including the Voting Agreement.

      During the weeks following February 10, 2003, counsel for Ripplewood and ZelnickMedia and the Company’s counsel negotiated and exchanged drafts of the definitive Merger Agreement. Separately, during the weeks following February 24, 2003, counsel for Ripplewood and ZelnickMedia and Ms. Vernon and Mr. Hochberg’s counsel negotiated and exchanged drafts of the agreements relating to Ms. Vernon and Mr. Hochberg, including the Voting Agreement.

      During the negotiations, on March 2, 2003, following further due diligence, Ripplewood and ZelnickMedia asked for a reduction in its offered purchase price to reflect a potential $3.5 million cash outlay that might be paid by the Company as a result of the claim made by Enron North America Corporation (“Enron”) against the Company relating to the Company’s paper hedge contract with Enron, dated as of December 15, 1998. The Company responded that such a reduction was unacceptable.

      On March 6, 2003, during the exclusivity period with Ripplewood and ZelnickMedia, the Company received an unsolicited offer of $7.00 per share in cash from another private equity firm, which stated that such firm may be able to further improve on the offer based on review of confidential company data. The Company was precluded from responding to this party during the exclusivity period. The Board of Directors elected not to respond when the exclusivity period with Ripplewood and ZelnickMedia subsequently expired because the Ripplewood and ZelnickMedia offer was at a higher price per share and by that time appeared more likely to lead to a successfully consummated transaction.

      On April 11, 2003, Goldman Sachs, at the request of our Board of Directors, informed Ripplewood and ZelnickMedia that the Company had reached an agreement in principle with Enron to settle the paper hedge contract claim for $3,000,000.

      On April 14, 2003, Ripplewood and ZelnickMedia agreed with the Company on a cash merger price of $7.25 per share.

      On April 15, 2003, after the close of business, the parties executed the Merger Agreement and announced the transaction the next morning.

Management’s Liquidation Analysis

      On several occasions during the discussions with potential buyers described in the preceding section, as an alternative to a sale of the Company, the Board requested and received management’s estimate of distributions potentially available to stockholders through a hypothetical liquidation and sale of the Company’s assets. These estimates, which were refined and revised from time to time, included a valuation analysis of inventory, real and personal property and intangible assets, based on an orderly sale and liquidation over a period of at least one year, and an estimate of the operating and other expenses and costs anticipated during the liquidation process. The final estimates reflected a reduction in the accrued liability to Enron from $5.7 million to a $3 million settlement of that liability and the resulting benefit to our Company. The estimates also depended upon seasonal levels of inventory and purchase commitments in existence, depending upon the timing of any decision to commence the liquidation process. The most recent such analysis, presented to the Board of Directors on April 15, 2003, indicated net per share estimated distributions over a period of a year ranging from approximately $5.26 per share to $7.96 per share.

      The range in values attainable from a hypothetical liquidation was the result of a number of variables. These included management’s operating projections for the period during which the business and inventory would be liquidated and the ability to reduce the level of operating losses sustained during the most recent two fiscal years under the added pressures of the liquidation process itself and a weakened economic climate generally. The high and low estimated liquidation values per share both assumed reductions in operating losses during the current fiscal year, but at varying levels of improvement in performance compared to last year’s performance.

      The variables also included an estimate of the value to be realized by the sale of our Virginia Beach distribution facility. The facility was assumed for purposes of the lowest per share liquidation estimate to have a saleable value (without an existing tenant) of approximately $27.3 million, or approximately $9.1 million greater than its book value. Management was aware that for purposes of financing the Merger, LVC Holdings had negotiated a $37 million financing based upon a sale and leaseback transaction involving our Virginia Beach distribution facility with the Company as the tenant. The high and low per share estimated liquidation distributions reflect this difference between the sale and leaseback valuation ($37 million) and the assumed value ($27.3 million) of the Virginia Beach distribution facility, as well as ranges in the values relating to operating results during the liquidation period and asset recoveries on the sale of inventory, machinery and equipment and intangible assets.

Meeting Of, And Presentations To, The Board Of Directors

      On April 15, 2003, the Board of Directors of the Company, with all directors present, met to consider and act upon the Merger Agreement as presented and explained by counsel for the Company. Also in attendance at the meeting were representatives of Goldman Sachs.

      The representatives of Goldman Sachs presented an overview of the transaction and of their financial analysis. During this presentation, management’s projections for the current fiscal year and management’s liquidation analysis were also discussed. See “The Merger — Opinion Of The Company’s Financial Advisor” on page   .

Recommendation Of The Board Of Directors

      After the presentations, Ms. Lillian Vernon and her son, Mr. Hochberg, were excused from the meeting and the remaining directors discussed the proposed Merger Agreement, the hypothetical liquidation analysis and the alternative of remaining as an independent company. The directors other than Ms. Lillian Vernon and Mr. Hochberg concluded that the Merger is fair from a financial point of view to the stockholders of the Company and was superior to the other alternatives available to the Company. Ms. Lillian Vernon and Mr. Hochberg then rejoined the meeting.

      After careful consideration of the presentations, and full discussion of all alternatives including management’s hypothetical liquidation analysis, our Board of Directors at the April 15th meeting unanimously, excluding Ms. Lillian Vernon, who recused herself from the vote on all such matters, resolved that the consideration of $7.25 per share to be received by stockholders in the Merger is fair from a financial point of view and declared it advisable and in the best interests of the stockholders to enter into the Merger Agreement and consummate the Merger on the terms and conditions set forth in the Merger Agreement. The Board of Directors declared that the Merger Agreement be submitted to the stockholders for approval.

Reasons For The Merger

      In the course of reaching its decision to approve and adopt the Merger and the Merger Agreement, the Board of Directors consulted with senior management, legal counsel and the Company’s financial advisor, reviewed a significant amount of information, and considered a number of factors, including, among others, the following:

•	our business and financial prospects if we were to remain an independent company in light of the continued weak consumer market, fixed costs of operations, risks of personnel retention and the weak and uncertain current and anticipated worldwide economic and political environment;

•	the alternatives to the Merger (including the possibility of continuing to operate as an independent entity, or of discontinuing operations and liquidating all assets and distributing the net proceeds to stockholders), the perceived risks of each of the alternatives, the perceived respective risks of the Merger, the range of possible benefits to our stockholders of such alternatives and the timing and likelihood of accomplishing the goal of these alternatives, and the Board of Directors’ assessment that the Merger with LVC Holdings presented a superior opportunity to such alternatives;

•	the then current financial market conditions and historical market prices, volatility and trading information with respect to our common stock;

•	prospects for, and trends within, the catalog industry generally;

•	our financial condition, historical results of operations and business and strategic objectives, as well as the risks involved in achieving those objectives;

•	management’s projections for current fiscal year operating results;

•	other historical information concerning our business, prospects, financial performance and condition, operations, technology, management and competitive position; and

•	the fact that we were in contact with more than a dozen other potential acquirors in a process designed to elicit third-party proposals to acquire the Company in the event our Board of Directors determined that we should engage in a business combination, and that the participants in such process were afforded ample opportunity to submit proposals to us.

      In the course of its deliberations, our Board of Directors also considered, among other things, the following positive factors:

•	the value of the consideration to be received by our stockholders in the Merger pursuant to the Merger Agreement;

•	the fact that the $7.25 per share Merger Consideration represents (i) a premium of approximately 72% over the Company common stock one-month calendar trailing average of $4.21 per share, a premium of approximately 72% over the one-week calendar trailing average of $4.17 per share of Company common stock, and a premium of approximately 70.6% over the $4.25 closing sale price for our common stock on the American Stock Exchange on April 14, 2003, the last trading day prior to the signing of the Merger Agreement;

•	the financial presentation on April 15, 2003, and the opinion of Goldman Sachs delivered on that date to the effect that, as of the date of the opinion, and subject to the matters and assumptions set forth therein, the $7.25 per share in cash to be received by holders (other than Ms. Lillian Vernon) of our common stock pursuant to the Merger Agreement was fair from a financial point of view to those holders (see “The Merger — Opinion Of The Company’s Financial Advisor” on page );

•	the likelihood that the Merger would be financed and completed in light of (i) the financing commitments obtained by LVC Holdings and (ii) the experience, reputation and financial capabilities of Ripplewood and ZelnickMedia;

•	the terms of the Merger Agreement and related documents including the parties’ representations, warranties and covenants, the conditions to their respective obligations, and the absence of any such term or condition that in our view is unduly onerous or is likely to prevent the consummation of the Merger; and

•	the fact that we are not prohibited from responding in the manner provided in the Merger Agreement to Takeover Proposals that our Board of Directors determines in good faith constitute or are reasonably expected to lead to Superior Proposals (see “The Merger Agreement — No Solicitation” on page ), and that we may terminate the Merger Agreement under certain circumstances to enter into an acquisition agreement completing a Superior Proposal (see “The Merger Agreement — Termination of the Merger Agreement” on page ).

      In the course of its deliberations, our Board of Directors also considered, among other things, the following negative factors:

•	risks and contingencies related to the announcement and pendency of the Merger, including the likely impact of the Merger on our employees, customers and vendors and the expected effect of the Merger on our existing relationships with third parties;

•	the possibility that the Merger will not be consummated and the potential negative effect on our sales, operating results and stock price and our ability to retain key management and personnel;

•	the fact that our stockholders would not benefit from any future increase in our value if the Merger is completed;

•	the potentially substantial amount of management time and effort that would be required to consummate the Merger;

•	the conditions to LVC Holdings’ obligation to complete the Merger and its right to terminate the Merger Agreement under certain circumstances and receive a termination fee of $1,850,000 under certain circumstances (see “The Merger Agreement — Termination of the Merger Agreement” on page );

•	the risk that a creditor of the Company might argue that the payment of the Merger Consideration to the stockholders constituted a fraudulent transfer if the Company was deemed insolvent at the completion of the Merger; and

•	the interests that certain of the directors and executive officers may have with respect to the Merger in addition to, and differing from, their interests as stockholders of the Company (see “The Merger — Interests Of The Company’s Directors And Management In The Merger” on page ).

      The preceding discussion of factors considered by our Board of Directors is not intended to be exhaustive but is believed to include the material factors so considered. In light of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board of Directors but, rather, the Board of Directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

Opinion Of The Company’s Financial Advisor

      On April 15, 2003, Goldman Sachs delivered an oral opinion to the Board of Directors of the Lillian Vernon Corporation, subsequently confirmed by delivery of a written opinion, dated as of April 15, 2003, to the effect that, subject to the matters and assumptions set forth in the opinion, as of that date, the consideration to be received by the holders (other than Ms. Lillian Vernon) of the shares of Company common stock in connection with the Merger was fair from a financial point of view to those holders.

      The full text of the written opinion of Goldman Sachs, dated as of April 15, 2003, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Annex B and is incorporated by reference into this document. Holders of Company common stock should read the opinion in its entirety. Goldman Sachs provided its advisory services and opinion for the information and assistance of our Board of Directors in connection with its consideration of the Merger. Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger.

      In connection with its opinion, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended February 23, 2002;

•	preliminary financial statements, dated as of April 14, 2003, of the Company, for the fiscal year ended February 22, 2003;

•	various interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	various other communications from the Company to its stockholders; and

•	various internal financial analyses and forecasts for the Company prepared by management, including an analysis of estimated proceeds that might be available for distribution to the holders of shares of Company common stock in the event of a hypothetical liquidation of the Company.

•	Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the proposed merger and the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for the common stock of the Company;

•	compared financial and stock market information for the Company with similar information with respect to the securities of other publicly traded companies;

•	reviewed the financial terms of recent business combinations in the catalog industry specifically and in other industries generally; and

•	performed other studies and analyses that Goldman Sachs considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information that was discussed with or reviewed by it, and Goldman Sachs assumed the accuracy and completeness of that information for purposes of rendering its opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries. Goldman Sachs did not express any opinion as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they become due. Goldman Sachs was aware that the Company’s hypothetical liquidation analysis projected a range of aggregate estimated future payments per share that involves amounts that may be lower or higher than the consideration that would be received in the Merger, and that the Company chose not to pursue liquidation in light of the significant risks and uncertainties relating to a liquidation (including uncertainties with respect to actual amounts that may be realized by holders of the shares and the timing of any of those payments). See “The Merger — Management’s Liquidation Analysis” on page   . Goldman Sachs’ opinion did not address the relative merits of the Merger as compared to any alternative business transaction or strategic alternative that might be available to the Company.

      The following is a summary of the material financial analyses presented by Goldman Sachs to the Board of Directors in connection with rendering the opinion described above. The following summary does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of the analyses described, and the results of those analyses, do not represent the relative importance or weight given to the analyses by Goldman Sachs. The following summary includes information presented in tabular format. You should read these tables together with the text of each summary. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 14, 2003 and is not necessarily indicative of current market conditions.

      Analysis of Transaction Price. Goldman Sachs reviewed the consideration to be received by holders of Company common stock in connection with the Merger Agreement. Based on the consideration to be received in the Merger and the closing price per share on the American Stock Exchange on April 14, 2003, one trading day prior to the date of the Merger Agreement, Goldman Sachs calculated an implied premium of 70.6%. Goldman Sachs also calculated implied enterprise value to sales multiples based on:

•	the implied equity value of the Company based on the proposed purchase price less the net cash balance as of February 22, 2003; and

•	actual, preliminary and management estimates of sales for the fiscal years ended 2002, 2003 and 2004, respectively.

      The results of this analysis are summarized as follows:

	Implied
	Multiple
Period	of Sales

2002 (actual)	0.14	x
2003 (preliminary)	0.15
2004 (high-case estimate)	0.18
2004 (low-case estimate)	0.19

      Share Price Performance Analysis. Goldman Sachs reviewed the historical performance of the Company common stock and calculated the implied acquisition premium (discount) for various periods ending April 14, 2003, one trading day prior to the date of the Merger Agreement, and for various dates. Based on the consideration to be received in the proposed merger and the prices for the periods and dates set forth below, Goldman Sachs’ analysis indicated the following:

Premium
Period	(Discount)

Last twelve months (high)	(12.1)%
Last twelve months (median)	48.0%
Last twelve months (mean)	32.0%
Last twelve months (low)	92.8%
April 14, 2003	70.6%
March 14, 2003 (one month prior to the Merger Agreement)	72.6%
January 14, 2003 (three months prior to the Merger Agreement)	59.3%
October 14, 2002 (six months prior to the Merger Agreement)	52.3%
April 15, 2002 (one year prior to the Merger Agreement)	7.4%
April 14, 2000 (three years prior to the Merger Agreement)	(27.5)%

      Public Market Multiples Analysis. Goldman Sachs reviewed selected financial information, ratios and multiples for the Company and compared that data to corresponding data for the following seven companies in the catalog industry:

•	Blair

•	Coldwater Creek

•	Delia’s

•	Hanover Direct

•	J. Jill

•	Sharper Image

•	Williams-Sonoma

      Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

      The enterprise value multiples for the Company and the selected companies were calculated by Goldman Sachs based upon the latest publicly available financial statements. The earnings per share, or EPS, estimates used by Goldman Sachs in this analysis were calendarized and based on median estimates provided by the Institutional Brokers Estimate System, or IBES. Goldman Sachs’ analysis of the selected companies compared the following to the results for the Company:

•	the April 14, 2003 closing share price as a percentage of the 52-week high share price;

•	equity market capitalization (based on fully-diluted outstanding shares);

•	enterprise value;

•	the multiple of enterprise value to sales for the latest twelve months, or LTM;

•	five-year EPS compound annual growth rate, or CAGR (based on IBES estimates);

•	earnings before interest, taxes, depreciation and amortization, or EBITDA, margin for the latest twelve months; and

•	earnings before interest and taxes, or EBIT, margin for the latest twelve months.

      The results of this analysis are summarized as follows:

	Lillian
	Vernon		High		Mean		Median		Low

April 14, 2003 closing share price as a percentage of 52-week high share price	52%		88%		57%		59%		5%
Equity market capitalization (in millions)	$36		$2,762		$527		$191		$16
Enterprise value (in millions)	$30		$2,749		$532		$157		$30
Enterprise Value to LTM Sales Multiples	0.12	x	1.21	x	0.51	x	0.32	x	0.22	x
Five-Year EPS CAGR	5.0%		23.8%		20.2%		21.0%		15.0%
LTM EBITDA Margin	(5.9)%		13.7%		5.1%		6.6%		(11.1)%
LTM EBIT Margin	(8.5)%		10.1%		2.2%		3.6%		(14.7)%

      Private Market Multiples Analysis. Goldman Sachs compared various financial data multiples and percentages with respect to thirteen selected transactions since 1996 in the catalog industry to corresponding information for the Company. The financial data for the selected transactions were based on publicly available information. The financial data for the Company were based on market price as of April 14, 2003 and the implied equity and enterprise values, which values, in turn, were based on the proposed purchase price and the net cash balance reflected on the preliminary financial statements for the Company for the fiscal year ended February 22, 2003. The financial information reviewed by Goldman Sachs in connection with this analysis included:

•	the consideration paid for the equity of the target company

•	the enterprise value of the target company (based on the transaction price)

•	the multiple of enterprise value to target company’s sales for the latest twelve months

•	the EBITDA margin of the target company

•	the EBIT margin of the target company

      The results of this analysis are summarized as follows:

											Lillian
									Lillian		Vernon
									Vernon		Corporation
									Corporation		(Merger
	High		Mean		Median		Low		(Market)		Price)

Consideration paid for equity of target company (in millions)	$1,935.0		$361.3		$109.8		$12.2		$35.5		$60.6
Implied enterprise value of target company (in millions)	$1,837.0		$428.8		$120.0		$19.4		$11.7		$36.8
Multiple of enterprise value to target company’s LTM sales	1.15	x	0.71	x	0.63	x	0.32	x	0.05	x	0.15	x
Target company EBITDA margin	11.5%		8.1%		9.9%		0.5%		(5.1)%		(5.1)%
Target company EBIT margin	8.6%		5.0%		6.4%		0.1%		(7.9)%		(7.9)%

      Illustrative Present Value of Future Implied Value Analysis. For illustrative purposes only, Goldman Sachs analyzed the present value of future potential stock prices of shares of common stock of the Company for the fiscal years ending February 2005 and 2006. This analysis applied a range of price-to-earnings, or P/ E, multiples to a range of EBIT margins and resulted in an implied trading price for shares of the Company’s common stock. Goldman Sachs based the range of P/ E multiples on the historical P/ E multiples for the Company over the last ten years. In selecting the EBIT margin range, Goldman Sachs assumed constant revenues of $206 million (based on management’s high-case estimates of revenue for 2004), a 15% discount rate, a 33% tax rate, 8.364 million shares outstanding and, based on management’s first fiscal quarter projections prepared in April 2003, a net cash balance as of May 31, 2003 of $16.6 million. Goldman Sachs noted that for the fiscal years 1999 through 2003, the EBIT margins of the Company ranged from (8.4)% to 3.1% and that over the last ten years the Company has had a mean and median forward P/ E multiple of 12.4x and 12.9x, respectively.

      The results of this analysis are summarized as follows:

Fiscal Year Ending February 2005				Fiscal Year Ending February 2006

	EBIT Margin				EBIT Margin

P/E Multiple	1%	2%	3%	P/E Multiple	1%	2%	3%

5.0x	$2.20	$2.85	$3.50	5.0x	$1.92	$2.48	$3.04
10.0x	$2.85	$4.14	$5.44	10.0x	$2.48	$3.60	$4.73
15.0x	$3.50	$5.44	$7.38	15.0x	$3.04	$4.73	$6.42

      Goldman Sachs noted that to achieve a present value stock price of $7.25, the per share consideration to be received in the proposed merger, assuming the shares of the Company’s common stock trade at a forward P/ E multiple of 5.0x, 10.0x and 15.0x, the Company would need to achieve EBIT margins of 8.8%, 4.4% and 2.9%, respectively, for the fiscal year ending February 2005. Goldman Sachs also noted that to achieve a present value stock price of $7.25, assuming the shares of Company common stock trade at a forward P/ E multiple of 5.0x, 10.0x and 15.0x, the Company would need to achieve EBIT margins of 10.5%, 5.2% and 3.5%, respectively, for the fiscal year ending February 2006. As noted above, EBIT margins for the Company have ranged from -8.4% to 3.1% for the fiscal years 1999 through 2003 and, based on preliminary financial statements for the Company, the EBIT margin for the fiscal year ended February 22, 2003 is (7.9)%.

      Acquisition Premium Analysis. Goldman Sachs reviewed 234 completed U.S. acquisitions from January 1, 2000 through April 14, 2003 for publicly traded companies having an enterprise value between $25 million and $100 million and compared the premium to market price for the 234 transactions to the premium implied by the proposed Merger to the market price of the Company at the following time periods:

•	one day prior to the announcement;

•	one week prior to the announcement; and

•	four weeks prior to the announcement.

      The results of this analysis are summarized as follows:

	Premium

	Lillian
	Vernon
	Corporation
	(Merger)	Median	Mean

One-day prior to announcement	70.6%	26.2%	34.0%
One-week prior to announcement	79.5%	33.3%	39.6%
Four-weeks prior to announcement	67.1%	39.5%	47.5%

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the proposed merger.

      The analyses were prepared for purposes of providing an opinion to the Board of Directors of the Company as to the fairness from a financial point of view to the holders (other than Ms. Lillian Vernon) of shares of the Company’s common stock of the consideration to be paid in connection with the Merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other party assumes responsibility if future results are materially different from those forecast. As described above, the financial analyses presented by Goldman Sachs to our Board were one of many factors taken into consideration by our Board in making its determination to approve the Merger.

      Goldman Sachs, as part of its investment banking business, is continually engaged in preparing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with the Company having provided investment banking services to it from time to time, including having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the agreement with respect to the proposed Merger. Goldman Sachs has also provided investment banking services to Ripplewood and its affiliates from time to time, including having acted as:

•	financial advisor to an affiliate of Ripplewood with respect to the sale of Edwards Fine Foods in September 2001;

•	sole bookrunner with respect to the issuance of 7,700,000 shares of common stock of Asbury Automotive Group, an affiliate of Ripplewood, in March 2002; and

•	lead manager with respect to the issuance of $250 million aggregate principal amount of 9.0% senior subordinated notes, due June 15, 2012, in June 2002 for Asbury Automotive Group, an affiliate of Ripplewood.

      Goldman Sachs currently provides investment banking services to Ripplewood and its affiliates and may do so in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company for its own account and for the accounts of customers.

      Pursuant to a letter agreement dated May 29, 2002, the Company engaged Goldman Sachs to act as its financial advisor in connection with a possible sale of all or a portion of the Company. Under the terms of that letter agreement, the Company will pay Goldman Sachs, upon completion of the Merger, a fee of $1,250,000. The Company also has agreed to reimburse Goldman Sachs for its reasonable expenses, including the fees and disbursements of its attorneys, plus any sales, use or similar taxes, and to indemnify Goldman Sachs against various liabilities, including liabilities under the federal securities laws.

Interests Of The Company’s Directors And Management In The Merger

      In considering the recommendation of the Board of Directors in favor of the Merger, you should be aware that members of the Board of Directors and our executive officers have interests in the Merger that are different from, or in addition to, yours. All such additional interests are described below, to the extent material, and except as described below, such persons have, to our knowledge, no material interest in the Merger apart from those of stockholders generally. The Board of Directors was aware of, and considered the interests of, the directors and executive officers in approving the Merger Agreement and the Merger.

      Indemnification And Insurance. The Merger Agreement provides that all rights of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger existing in favor of directors, officers or employees as provided in the Company’s certificate of incorporation or by-laws and all rights under existing indemnification agreements with any current or former directors, officers, employees or agents of the Company in effect as of the date of the Merger Agreement will survive the Merger, and will continue in full force and effect in accordance with their terms. The Merger Agreement further provides that for six years after the effective time of the Merger, subject to certain limitations on premium costs, LVC Holdings will maintain directors’ and officers’ liability insurance for acts or omissions occurring prior to the effective time of the Merger covering those persons who were, as of the date of the Merger Agreement, covered by our directors’ and officers’ liability insurance policies, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the Merger Agreement. If LVC Holdings cannot maintain the existing or equivalent insurance coverage during the six-year period without exceeding the premium limitation, it is required to maintain as much insurance coverage as can be obtained for such premium limit.

      Retained Shares. 130,672 shares of the Company owned by our Chairman, Ms. Lillian Vernon (representing approximately 5.8% of her beneficially owned holdings of Company Common Stock), will be retained by her and converted into 5% of the Company’s outstanding common stock upon completion of the Merger. The balance of her shares (2,115,030 shares) will be cancelled and exchanged for the Merger Consideration of $7.25 per share.

      The number of shares to be retained by Ms. Vernon (130,672) was derived with the purpose of ensuring that the value of her retained shares (based on the $7.25 per share Merger Consideration), when compared to the equity financing of $18 million to be secured by LVC Holdings (See “The Merger Agreement — Financing” on page   ), would equal 5% of the equity capitalization of the Company at the completion of the Merger. To the extent that LVC Holdings and the Company agree to change the level of equity financing above $18 million prior to the completion of the Merger, the parties may increase the number of shares to be retained by Ms. Vernon in order to ensure that the value of such shares equals 5% of the post-closing capitalization of the Company. It is intended that Ms. Vernon will own 5% of the outstanding equity of the Company at the completion of the Merger.

      Stock Options. Under the Merger Agreement, at the date of the completion of the Merger, each stock option granted under our stock option plans to our employees, directors and officers will be terminated. Any such individual holding a stock option with an exercise price that is less than $7.25 per share will be entitled to receive an amount equal to the excess of $7.25 per share over the exercise price of the option, multiplied by the number of shares of common stock subject to such option. By way of example, if an employee holds an option to purchase 100 shares at $6.00 per share, the employee would receive ($7.25 — $6.00) x 100 = $125.00, and the option would be terminated. See “The Merger Agreement — Effect On Awards Outstanding Under The Company’s Stock Plans” on page   .

      Continuation Of Benefits And Severance Arrangements; Certain Bonuses. LVC Holdings has agreed that the surviving corporation after the Merger will honor all existing obligations under employee benefit plans, and will expressly assume certain agreements. Existing employee benefit plans include deferred compensation agreements which were entered into on February 27, 1985, with Ms. Lillian Vernon, Mr. David Hochberg and

Mr. Fred Hochberg, a former President of the Company and a son of Ms. Vernon. Under these agreements, the Company is obligated to pay deferred compensation over ten year periods after each individual reaches the stated retirement age. Payments of deferred compensation remaining under the agreements are approximately $1.9 million, $3.5 million and $5.5 million, respectively.

      LVC Holdings in its discretion may, however, amend or terminate any employee benefit plans in accordance with their terms and applicable law.

      Certain of our officers may participate in a bonus pool of $60,000 authorized by our Board of Directors to be distributed within the discretion of our Chairman, Ms. Lillian Vernon, upon consummation of the Merger.

      Employment Agreement with Ms. Lillian Vernon. At the request of LVC Holdings, Ms. Lillian Vernon entered into an agreement, commencing on the date the Merger is completed, to be employed by the Company after the Merger for a term of four years with the title of “non-executive Chairman” and responsibilities primarily associated with her role as spokesperson of the Company. She will not be an officer or director of the Company after the Merger. The agreement provides for a base salary of $150,000 during the first contract year, $200,000 during the second year and $250,000 during the third and fourth years. The agreement also provides for a bonus for each fiscal year in which the Company achieves positive earnings before interest, taxes, depreciation and amortization. The annual bonus will equal $150,000 initially, decreasing by $50,000 upon each $50,000 increase in base salary. Combined annual base salary and bonus, if earned, will equal $300,000. The agreement is terminable at any time during the four-year term by either party under certain circumstances and conditions. In the event that the Company after completion of the Merger terminates Ms. Vernon’s employment without “Cause” (as such term is defined in the agreement) during the four-year term of the agreement, Ms. Vernon will be entitled, for the balance of such four-year term, to continued payment of her base salary at the rate in effect on the date of her termination, as well as the continuation of her welfare benefits and perquisites.

      Voting Agreement. Our Chairman, Ms. Lillian Vernon, and our Vice President — Public Relations, Mr. David C. Hochberg, beneficially own approximately 41% of the outstanding shares of our common stock and have agreed to vote their shares in favor of the adoption of the Merger Agreement.

      Stockholder’s Agreement. In connection with her retained 5% interest in the Company, after completion of the Merger, at the request of LVC Holdings, Ms. Lillian Vernon has entered into a Stockholders Agreement (effective on the date the Merger is completed) with LVC Holdings and the Company providing for certain customary terms, including restrictions on Ms. Vernon against competing with the Company for a period of years after the Merger.

Consulting Agreement With LVC Holdings

      Contemporaneously with the execution of the Merger Agreement, the Company entered into a Consulting Agreement with ZelnickMedia for advisory and consulting services to be provided by ZelnickMedia to the Company for a period ending on the effective date of the Merger or the termination of the Merger Agreement in accordance with its terms. The Company pays a monthly fee of $62,500 to and reimburses the reasonable expenses of ZelnickMedia, and has provided customary rights to indemnification to ZelnickMedia.

Appraisal Rights

      Holders of Company common stock can decide to receive, instead of having their shares converted into the Merger Consideration, an amount which the Court of Chancery of the State of Delaware decides is the “fair value” of their Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by the court. These rights are known as “appraisal rights.” If a holder of Company common stock wishes to exercise appraisal rights in connection with the Merger, the holder must not vote in favor of the Merger and must meet the conditions described below.

      The following is a brief summary of Section 262 of the Delaware General Corporation Law, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Section 262, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Following precisely the statutory procedures set forth in Annex C is required to prefect the stockholder’s appraisal rights. Delaware law requires that the Company notify stockholders at least 20 days prior to the meeting of the Company’s stockholders that they have a right of appraisal and provide stockholders with a copy of Section 262 of the Delaware General Corporation Law. This proxy statement constitutes that notice.

      All references in this summary and in Section 262 to a “stockholder” or to a “holder” of Company stock are to the record holders of Company common stock. A person having a beneficial interest in shares of Company common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect the holder’s appraisal rights.

      A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the Merger. A holder of Company common stock wishing to exercise his or her appraisal rights with respect to the Merger must not vote in favor of adoption of the Merger Agreement. Because a duly executed proxy that does not contain voting instructions will, unless revoked, be voted for the Merger, a holder of Company common stock who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement or abstain from voting on the Merger Agreement. A vote against the Merger, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262, and a separate written demand for appraisal is required.

      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record, but the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

      A record holder such as a broker who holds Company common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for other beneficial owners; in this circumstance, however, the written demand should set forth the number of shares as to which appraisal is sought and, where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner. Holders who hold their Company common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

      A stockholder who elects to exercise appraisal rights should mail or deliver the written demand to us at our address at One Theall Road, Rye, New York 10580, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of its shares of the Company common stock. We must receive the written demand for appraisal before the Merger Agreement is voted upon at the Special Meeting.

      Within ten days after the effective time of the Merger, we must provide notice of the effective time of the Merger to all of our stockholders who have complied with Section 262 and have not voted for the Merger.

      Within 120 days after the effective time of the Merger, but not thereafter, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares (i) not voted in favor of the Merger and (ii) with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

      Within 120 days after the effective time of the Merger, but not thereafter, either we or any Company stockholder who has complied with the required conditions of Section 262 and who is entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of stockholders entitled to appraisal rights. We have no obligation to file a petition and we have no present intention to file such a petition if demand for appraisal is made. Accordingly, it is the obligation of stockholders seeking appraisal rights to initiate all necessary action to perfect appraisal rights within the time prescribed in Section 262.

      If a holder of Company common stock timely files a petition for an appraisal, the Court of Chancery is empowered to conduct a hearing on this petition to determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. Upon the filing of any petition in accordance with Section 262, the Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares, and who hold stock represented by certificates, to submit their stock certificates to the Register in Chancery for notation of the pending appraisal proceedings. If any stockholder fails to comply with its discretion, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

      After determining the holders entitled to appraisal, the Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering whether to seek appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares, and that investment bank opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceeding. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, payable upon the amounts due to persons whose shares of Company common stock have been appraised.

      The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger — Material United States Federal Income Tax Consequences Of The Merger” on page   .

      Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the Merger.

      At any time within 60 days after the effective time of the Merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the Merger Agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the Merger, stockholders’ rights to appraisal, if available, will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

      Failure by any stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights.

Delisting And Deregistration Of The Company’s Common Stock

      If the Merger is completed, our common stock will be delisted from and will no longer be traded on the American Stock Exchange, and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences Of The Merger

      This section discusses the material United States federal income tax consequences of the Merger to our stockholders who are U.S. Holders and whose shares of our common stock are surrendered in the Merger in exchange for the right to receive cash consideration of $7.25 per share or who receive cash in respect of dissenting shares of our common stock.

      A U.S. Holder, as we use the term in this proxy statement, is a beneficial owner of our common stock who, for United States federal income tax purposes, is:

•	a citizen of the United States;

•	a corporation created and organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

      The discussion below applies only to our common stock held as capital assets at the time of the Merger, and the discussion does not apply to:

•	stockholders that are subject to special tax rules, such as financial institutions, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold common stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	persons with a “functional currency” other than the U.S. dollar;

•	investors in pass-through entities;

•	retirement plans and tax-exempt organizations; or

•	stockholders who acquired our common stock pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation.

      The discussion below is based upon the United States Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder, as in effect and interpreted as of the date of this proxy statement and does not take into account possible changes in these authorities or interpretations, any of which may be applied retroactively. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to our stockholders.

      A U.S. Holder generally will recognize capital gain or capital loss equal to the difference between the cash received by the U.S. Holder pursuant to the Merger or in respect of a dissenting share, as the case may be, and the U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered. Gain or loss will be calculated separately for each block of shares converted in the Merger or surrendered pursuant to the exercise of appraisal rights, as the case may be (i.e., shares acquired at the same cost in a single transaction). If at the time of the Merger a non-corporate U.S. Holder’s holding period for the shares of our common stock is more than one year, any gain recognized generally will be subject to United States federal income tax at a maximum rate of 20%. If the non-corporate U.S. Holder’s holding period for the shares of common stock is one year or less at the time of the Merger, any gain will be subject to United States federal income tax at the same rate as ordinary income. There are limits on the deductibility of capital losses.

      For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not currently deductible. Corporations, however, generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.

      Cash consideration received by our stockholders (other than certain exempt entities such as corporations) in the Merger or in respect of a dissenting share of our common stock, as the case may be, may be subject to backup withholding at a 30% rate. Backup withholding generally will apply only if the non-corporate U.S. Holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each non-corporate U.S. Holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

      Any amounts withheld under the backup withholding rules will be allowed as a credit against the stockholder’s United States federal income tax liability and may entitle the stockholder to a refund, provided the stockholder furnishes the required information to the Internal Revenue Service.

      Holders of our common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the Merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws in their particular circumstances.

Regulatory Matters

      United States Antitrust. Under the HSR Act and the rules thereunder, certain transactions, including the Merger, may not be completed unless certain waiting period requirements have been satisfied. The Company and LVC Holdings have each filed a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The notification under the HSR Act will be effective for one year from the termination of the waiting period. If the completion of the Merger occurs later than one year after the termination of the waiting period, a further filing and waiting period requirement pursuant to the HSR Act will arise. Even if the waiting period is terminated, the Antitrust Division of the Justice Department, the Federal Trade Commission or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the completion of the Merger, to rescind the Merger or to conditionally approve the Merger. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

      LVC Holdings and we made the required filings with the Department of Justice and the Federal Trade Commission on May      , 2003, and the waiting period is expected to expire on June      , 2003, unless sooner terminated.

Litigation

      The Company, its directors and Ripplewood have been named as defendants in a class action lawsuit filed by North Border Investments on or about April 18, 2003 in the Court of Chancery of the State of Delaware in and for New Castle County. The plaintiff purports to represent a class of public stockholders of the Company whose stock will be converted into the right to receive the $7.25 per share cash payment in connection with the Merger. The complaint alleges, among other things, that the $7.25 cash price per share to be paid to stockholders in connection with the Merger is unfair and inadequate and that our directors discouraged other potential buyers from coming forward and thus allowed the price of the Company to be capped. As a result, the plaintiff alleges that our directors breached their fiduciary duties to the Company’s stockholders in approving the Merger Agreement. The complaint seeks unspecified monetary damages, attorneys’ and expert’s fees and injunctive relief that would, if granted, prevent the completion of the Merger. We believe the action is wholly without merit and intend to contest it vigorously.

Certain Risks

      Our Board of Directors considered certain risk factors before agreeing to recommend that stockholders vote in favor of the Merger.

      Rights of the Company’s Creditors. If a court in a lawsuit by an unpaid creditor or by a trustee in bankruptcy were to find that when the Merger was completed, the Company (i) was insolvent, (ii) was rendered insolvent as a result of the Merger, (iii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital, or (iv) intended to incur debts beyond its ability to pay as they matured, such court could avoid the payment of the Merger Consideration to the Company’s stockholders as a fraudulent transfer or impermissible dividend or distribution under applicable law and order the return of the Merger Consideration to the Company or to a fund for the benefit of its creditors.

      In recognition of such risk and on advice of counsel, a solvency opinion has been made a condition of closing under the Merger Agreement. See “The Merger Agreement — Solvency Of The Company After The Merger” on page   .

      Risk That The Merger Will Not Be Consummated. Since a substantial portion of the funds necessary to complete the Merger are to be secured from the financing sources of LVC Holdings, the Merger will not be consummated if financing cannot be obtained. It is a condition of closing that LVC Holdings obtain the proceeds of the financing. See “The Merger Agreement — Financing” on page   .

      The Merger Agreement may also be terminated, and the Merger will not be completed under certain conditions. See “The Merger Agreement — Termination Of The Merger Agreement” on page   .

THE MERGER AGREEMENT

      The following description summarizes the material provisions of the Merger Agreement. Stockholders should read carefully the Merger Agreement itself, which is attached as Annex A to this proxy statement.

Form Of The Merger

      Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the Merger, Merger Subsidiary will merge with and into us. We will survive the Merger and become a subsidiary of LVC Holdings.

Merger Consideration

      In the Merger, each issued and outstanding share of Company common stock automatically will be canceled and converted into the right to receive $7.25 per share in cash, without interest and minus any required withholding for tax, with the following exceptions:

•	each share of Company common stock owned by the Company, LVC Holdings or Merger Subsidiary automatically will be canceled in the Merger without any payment;

•	130,672 shares of Company common stock owned by our Chairman, Ms. Lillian Vernon, will be retained by her and converted into 5% of the outstanding shares of the Company after completion of the Merger (see “The Merger — Interests Of The Company’s Directors And Management In The Merger — Retained Shares” on page ); and

•	each share of Company common stock held by Company stockholders who properly perfect their appraisal rights under Delaware law will be subject to appraisal to determine the “fair value” of those shares in accordance with Delaware law (see “The Merger — Appraisal Rights” on page ).

      The price of $7.25 per share was determined through arm’s-length negotiations. After the Merger is completed, you will have the right to receive the Merger Consideration but you will no longer have any rights as a stockholder of the Company. Stockholders will receive the Merger Consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to stockholders shortly after completion of the Merger.

Conversion Of Shares; Procedures For Exchange Of Certificates

      The conversion of our common stock into the right to receive $7.25 per share in cash, without interest and minus the required withholding for tax, will occur automatically at the date the Merger is completed. As soon as reasonably practicable after the effective time of the Merger, the paying agent designated by LVC Holdings will send a letter of transmittal to each stockholder of the Company. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. You should not return stock certificates with the enclosed proxy.

      Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, the holder of the certificate will be entitled to receive from the paying agent, on behalf of LVC Holdings, as promptly as practicable in accordance with the paying agent’s customary procedures, $7.25 in cash, without interest and minus the required withholding for tax, for each share of our common stock represented by the stock certificate. That stock certificate will then be cancelled.

      In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the Merger Consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if (i) the certificate is properly endorsed or otherwise is in proper form for transfer and (ii) the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes to the Company that the tax has been paid or is not applicable.

      No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

Effect On Awards Outstanding Under The Company’s Stock Plans

      Under the Merger Agreement, at the time the Merger is completed, all options to purchase common stock outstanding under the Company’s stock plans and held by our employees, officers and directors will be cancelled. Depending on the terms of the plan under which those options were issued, in order to cancel those options, it may be necessary to accelerate their vesting and allow them to be exercised for a period of time prior to the completion of the Merger. Holders of accelerated options will have the right to exercise their options during the applicable period, which will end no later than one day prior to the date of the completion of the Merger. However, if a holder’s option has a per share exercise price that is greater than the $7.25 per share Merger Consideration, holders of accelerated options would be spending more to exercise the options than they would receive in the Merger. All options will be cancelled upon completion of the Merger.

      As of the completion of the Merger, each holder of an option having an exercise price that is less than $7.25 per share will be entitled to receive an amount equal to the excess of $7.25 per share over the applicable exercise price of the option, multiplied by the number of shares covered by the option. By way of example, if the holder of the option has an option for 100 shares that is exercisable at $6.00 per share, the holder would receive ($7.25 - $6.00) × 100 = $125.00 in consideration for the cancellation of these options.

      As of the completion of the Merger, all options with an exercise price equal to or greater than $7.25 per share will be cancelled as of such date. Holders of such options will not receive any consideration for such cancellation.

Effective Time Of The Merger

      The Merger will become effective upon the filing of a Certificate of Merger with the Delaware Secretary of State or at such later time as is agreed upon by LVC Holdings and the Company. The filing of the Certificate of Merger will occur as soon as practicable on or after the date the Merger is to be completed, which will generally be no later than the second business day after satisfaction or waiver of the conditions to the completion of the Merger. See “The Merger Agreement — Conditions To The Completion Of The Merger” on page   .

Certificate Of Incorporation And By-Laws

      As of the time the Merger is completed, our certificate of incorporation, as amended, will be further amended and restated to be in the form attached to the Merger Agreement. The Merger Agreement provides that the by-laws of Merger Subsidiary immediately prior to the time the Merger is completed will be the by-laws of the Company after the Merger is completed.

Representations And Warranties

      The Merger Agreement contains customary representations and warranties of the Company relating to, among other things: (i) our corporate organization, existence, good standing, corporate power and authority, and our business licenses; (ii) our subsidiaries; (iii) our capital structure; (iv) the authorization, execution, delivery, consummation, performance and enforceability of, and certain required consents, approvals, orders and authorizations of, and notices to, governmental authorities and third parties relating to the Merger Agreement and the Merger; (v) the documents we filed with the Securities and Exchange Commission, the accuracy of our financial statements and other information contained in such documents, and the absence of undisclosed liabilities; (vi) the accuracy of information supplied by us in connection with this proxy statement; (vii) the absence of a Material Adverse Effect and certain other material changes or events since February 23, 2002; (viii) threatened and pending material litigation; (ix) the absence of default under material contracts; (x) our compliance with applicable laws and permits; (xii) our employee benefit plans, employment agreements, matters relating to the Employee Retirement Income Security Act of 1974, as amended, and labor relations; (xiii) certain material environmental matters; (xiv) certain tax matters; (xv) our owned and leased property; (xvi) our intellectual property; (xvii) the inapplicability of Section 203 of the Delaware General Corporation Law; (xviii) the required vote of our stockholders; (xix) our engagement of, and payment of fees to, brokers, investment bankers and financial advisors; (xx) the receipt of a fairness opinion from Goldman Sachs; (xxi) the amendment of our “poison pill” rights plan to render it inapplicable to LVC Holdings, the Merger Agreement and the Merger; (xxii) our insurance coverage; and (xxiii) our commercial relations with important vendors, suppliers and service providers.

      The Merger Agreement contains customary representations and warranties of LVC Holdings and Merger Subsidiary relating to, among other things: (i) their corporate organization, existence, good standing and corporate power and authority; (ii) the authorization, execution, delivery, consummation, performance and enforceability of, and certain required consents, approvals, orders and authorizations of, and notices to, governmental authorities and third parties relating to the Merger Agreement and the Merger; (iii) the accuracy of the information provided for the preparation of this proxy statement; and (iv) the financing of the Merger (see “The Merger Agreement — Financing” on page   ).

No Solicitation

      We have agreed that we will not, and will not permit any of our subsidiaries to, and will not authorize or permit any of our or our subsidiaries’ directors, officers or advisors to, directly or indirectly:

•	solicit, participate in, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than LVC Holdings or its representatives) any information with respect to, any Takeover Proposal.

      At any time prior to obtaining stockholder approval, our Board of Directors nevertheless, in response to a bona fide written Takeover Proposal that is unsolicited, is not otherwise obtained in violation of the restrictions set forth in the immediately preceding bullet points and that our Board of Directors determines in good faith, after consulting with its legal and financial advisors, is or is reasonably expected to lead to a Superior Proposal, may:

•	furnish to the person making the Takeover Proposal information with respect to us and our subsidiaries pursuant to a confidentiality agreement which contains terms that are substantially equivalent to, and not less favorable to us than, the terms of the confidentiality agreement that we and LVC Holdings have executed in connection with the Merger (as long as any provided information is also furnished to LVC Holdings); and

•	participate in discussions or negotiations with the person making such Takeover Proposal regarding the Takeover Proposal.

      We have agreed to advise LVC Holdings promptly of any Takeover Proposal, the terms and conditions of such Takeover Proposal and the identity of the person making the Takeover Proposal and to provide LVC Holdings with copies of all documents and written communications relating to such Takeover Proposal exchanged between us or our officers, directors or representatives and the party making the Takeover Proposal or its officers, directors or representatives.

      The Merger Agreement provides that, subject to our termination right in connection with a Superior Proposal as described under “The Merger Agreement — Termination Of The Merger Agreement” on page      , our Board of Directors will not (unless it determines in good faith that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law):

•	make an Adverse Recommendation Change;

•	adopt or approve any Takeover Proposal; or

•	cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle or acquisition agreement, constituting or related to, any Takeover Proposal.

Stockholders’ Meeting

      We have agreed in the Merger Agreement to hold the Special Meeting and prepare and mail the proxy statement in accordance with applicable requirements, and that our Board of Directors will recommend that our stockholders adopt the Merger Agreement and will include such recommendation in the proxy statement.

Conduct Of Business Pending The Merger

      We have agreed that prior to the effective time of the Merger (subject to certain exceptions), unless we obtain LVC Holdings’ written consent (which will not be unreasonably withheld or delayed), we will, and will cause each of our subsidiaries to, carry on our and their businesses in the ordinary course consistent with past practice. In addition, we have agreed that, among other things and subject to certain exceptions, neither we nor any of our subsidiaries may, without LVC Holdings’ written consent (which will not be unreasonably withheld or delayed):

•	accelerate, amend, modify or waive any stock repurchase rights, options, warrants or restricted stock, or grant, amend, reprice or exchange stock options under any of our stock option plans or any other equity or equity-based awards to our current or former directors, officers, employees, independent contractors or consultants;

•	increase the compensation or fringe benefits of any of our current or former directors, officers, employees, independent contractors or consultants (except for increases in salary or wages in the ordinary course of business consistent with past practice or the payment of accrued but unpaid bonuses) or grant new bonuses;

•	establish, adopt or enter into, amend or terminate any benefit plan or any plan, agreement, arrangement, program, policy, trust, fund or other arrangement that would be a benefit plan if it were in existence as of the date of the Merger Agreement (except as may be required by applicable law);

•	grant any severance or termination pay to current or former directors, officers, employees, independent contractors or consultants, except in the ordinary course of business consistent with past practice;

•	allow for the commencement of any new offering periods under any employee stock purchase plans;

•	alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of us or any of our subsidiaries;

•	acquire or agree to acquire (by merger, consolidation, acquisition of assets or otherwise) any person or material assets, or any voting or non-voting equity securities or similar ownership interests in any person;

•	split, combine or reclassify any shares of any class or series of our stock;

•	enter into, or amend in any material respect or terminate, any material agreements, including, without limitation, any contract relating to intellectual property;

•	declare, set aside or pay dividends or make other distributions to our stockholders;

•	commit to any capital expenditure (including, without limitation, purchase of new software) in excess of $150,000, unless such expenditure is disclosed in the current expenditure budget of the Company;

•	manage our working capital (including, but not limited to, accounts receivable and accounts payable) outside of the ordinary course or in a manner not consistent with past practice;

•	make any loans, any advances or any capital contributions to, or any investments in, any other person other than advances to our employees in the ordinary course of business consistent with past practices not to exceed $50,000 in the aggregate;

•	make or offer to make any change in the compensation payable or to become payable to any of our officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or affiliates) or to persons providing management services, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan (except as may be required by law);

•	hire any employee with annual compensation of $100,000 or more, or with a bonus in excess of $50,000;

•	purchase or redeem our capital stock, or issue, grant, sell, transfer, authorize or encumber any shares of capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, or enter into any agreement, understanding or arrangement with respect to the voting of its capital stock;

•	amend any provisions of its certificate of incorporation or by-laws or other organizational documents;

•	transfer, lease, license, sublicense, assign, sell, mortgage, pledge, or otherwise dispose of, in whole or in part, or incur or subject any encumbrance on, any property or assets, including, without limitation, intellectual property rights (other than in the ordinary course of business and consistent with past practice);

•	incur or modify any indebtedness for borrowed money (except for letters of credit in the ordinary course of business consistent with past practice not to exceed $8,000,000), or guarantee any indebtedness, or cancel any indebtedness or obligation owed;

•	make any payments in excess of $100,000 outside the ordinary course of business consistent with past practice, or incur any commitment in excess of $150,000;

•	revalue any assets or change any accounting methods, enter into any settlement to any claim in respect of taxes, or make or change any material tax election or method of tax accounting, file any amendment to a material tax return, or agree to an extension of a statute of limitations;

•	commence, undertake or engage in any new line of business;

•	adopt any material discounting or returns policy or program;

•	permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be cancelled or terminated or impaired in any way;

•	settle, compromise, or commence any material action, arbitration or similar dispute or proceeding, or waive, assign or release any material rights or claims; and

•	redeem the rights under our “poison pill” rights plan or amend, waive any rights under or otherwise modify or terminate such rights plan in connection with a Takeover Proposal (other than the Merger).

Reasonable Best Efforts

      Except as otherwise provided by the Merger Agreement, we and LVC Holdings have agreed to use our reasonable best efforts to take all actions necessary, proper or advisable to complete the Merger, including: (i) taking all reasonable actions necessary to satisfy the conditions to the Merger; (ii) obtaining all necessary actions, waivers, consents, approvals, orders, authorizations from, and giving necessary notices to, governmental entities; (iii) making all necessary registrations, declarations and filings with governmental entities, including filings under the HSR Act; (iv) taking all reasonable steps necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity and (v) obtaining all necessary consents, approvals or waivers from third parties.

Continuation Of The Company’s Employee Benefits

      LVC Holdings has agreed that the Company after the Merger will honor all our obligations under current employee benefit plans, including deferred compensation agreements with certain current and former executive officers. LVC Holdings may, however, amend or terminate any employee benefit plans in accordance with the terms of such plans and applicable law.

Financing

      Prior to the execution of the Merger Agreement, LVC Holdings delivered to the Company copies of (i) a commitment letter from Ripplewood, dated as of April 15, 2003, to provide equity financing in an amount of $18 million to provide LVC Holdings a portion of the funds necessary to deliver the $7.25 per share consideration under the Merger Agreement, (ii) a commitment letter from Corporate Property Associates 15 Incorporated, an affiliate of W.P. Carey & Co. LLC, dated as of April 15, 2003, to acquire the distribution center of the Company and its subsidiaries located in Virginia Beach, VA, for a purchase price of $37,000,000 and lease it back to the Company for an initial 20-year term followed by two 10-year renewal terms (the “Sale/ Lease-Back Transaction”) and (iii) a commitment letter from The CIT Group/ Business Credit, Inc., dated as of April 15, 2003, to provide the Company after the Merger with a credit facility and a line of credit in the amount of $40,000,000. Ripplewood’s investment in LVC Holdings will be made through Ripplewood Partners II, L.P., a fund managed by Ripplewood and organized in 2001 with capital commitments in excess of $1 billion. The commitment letters are subject to customary conditions, including the consummation of the Merger. While the proceeds from the Sale/ Lease-Back Transaction will be used to deliver a portion of the funds necessary to deliver to stockholders the $7.25 per share consideration under the Merger Agreement, the credit facility to be arranged by The CIT Group/ Business Credit, Inc. is not expected to be used for the payment of the Merger Consideration. The remainder of the funds required to deliver the aggregate Merger Consideration to stockholders under the Merger Agreement will be provided by the Company’s cash reserves at the completion of the Merger.

      LVC Holdings is required to use its commercially reasonable efforts to obtain the financing. We have agreed to cooperate with LVC Holdings in connection with the arrangement of the financing.

Solvency Of The Company After The Merger

      We have agreed to obtain a solvency opinion addressed to our Board of Directors and LVC Holdings stating that on the date the Merger is completed and based on the terms of the Merger Agreement and the proposed financing, the Company will (i) be able to pay its debts as they become due in the ordinary course of business, (ii) own assets having a present fair saleable value greater than its combined stated and identified contingent liabilities and (iii) have capital that would not be unreasonably small for its business.

Conditions To The Completion Of The Merger

      LVC Holdings and the Company are obligated to complete the Merger only if the following conditions are satisfied or waived:

•	the holders of a majority of the outstanding shares of our common stock must have voted in favor of adopting the Merger Agreement;

•	the waiting period required under the HSR Act must have expired or been terminated;

•	no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition which has the effect of preventing the completion of the Merger is in effect; and

•	the Company and LVC Holdings must have received the solvency opinion described above under “The Merger Agreement — Solvency Of The Company After The Merger.”

      LVC Holdings will not be obligated to complete the Merger unless the following conditions are satisfied or waived:

•	the Company has not experienced a Material Adverse Effect;

•	the Company’s representations and warranties must be true and correct unless the failure to be true and correct would not have a Material Adverse Effect;

•	the Company must have performed in all material respects all obligations required to be performed by it under the Merger Agreement;

•	the Company’s audited revenues for the fiscal year ended February 22, 2003, have been not less than $237 million, its audited operating loss for the same period is not more than $20 million and its audited gross cash and cash equivalents balance at the end of the same period is not less than $24 million, and the Company has delivered to LVC Holdings its audited financial statements for the fiscal year ended February 22, 2003, containing an unqualified opinion by its independent auditors;

•	LVC Holdings or the Company must have obtained all consents, approvals, authorizations, qualifications and orders of governmental entities or third parties required in connection with the Merger Agreement, unless the failure to do so would not have a Material Adverse Effect; and

•	LVC Holdings must have received the proceeds of the necessary financing on terms substantially consistent with those set forth in the commitment letters obtained by it prior to signing the Merger Agreement.

      The Company will not be obligated to complete the Merger unless the following conditions are satisfied or waived:

•	the representations and warranties of LVC Holdings and Merger Subsidiary must be true and correct in all material respects; and

•	each of LVC Holdings and Merger Subsidiary must have performed in all material respects all obligations required to be performed by them under the Merger Agreement.

Termination Of The Merger Agreement

      The Merger Agreement may be terminated by the mutual written consent of LVC Holdings and the Company. In addition, either the Company or LVC Holdings may terminate the Merger Agreement if:

•	the Merger has not been completed by September 15, 2003 (unless the action or failure to act of the party seeking termination constitutes a breach of the Merger Agreement and is a principal cause of or results in the failure of the Merger to be completed);

•	any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition having the effect of preventing the completion of the Merger is in effect and has become final;

•	denial of approval under the HSR Act is in effect and final; and

•	if the Company’s stockholders do not approve the Merger Agreement at the Special Meeting.

      LVC Holdings may terminate the Merger Agreement if:

•	the Company’s Board of Directors makes an Adverse Recommendation Change;

•	the Company (i) breaches its obligation to call a special meeting of stockholders or prepare and mail to its stockholders a proxy statement for the purpose of approving the Merger or (ii) breaches any of its representations and warranties causing a Material Adverse Effect or breaches any of its covenants or other agreements in the Merger Agreement in any material respect (and any such breach of a representation, warranty, covenant or agreement is not cured by the Company within ten business days after the receipt of a written notice from LVC Holdings);

•	LVC Holdings is unable to consummate the necessary financing and did not breach its obligations to obtain the financing under the Merger Agreement;

•	the Company has failed to satisfy the closing condition relating to its financial results for the fiscal year ended February 22, 2003; and

•	LVC Holdings and the Company have failed to obtain the consents, approvals, authorizations, qualifications and orders of governmental entities or third parties required in connection with the Merger Agreement and this failure caused a Material Adverse Effect.

      The Company may terminate the Merger Agreement if:

•	LVC Holdings breaches its representations, warranties, covenants or other agreements in the Merger Agreement in any material respect and such breach or failure to perform is not cured by LVC Holdings within ten business days after the receipt of a written notice from the Company;

•	the Merger is not consummated within ten days after stockholder approval of the Merger (but not earlier than June 21, 2003) due to the inability of LVC Holdings to obtain the necessary financing, and the Company has given notice to LVC Holdings after stockholder approval of its intention to terminate the Merger Agreement and LVC Holdings has not within 10 days after the Company’s notice obtained the necessary financing (without the Company’s action or failure to act being a breach of the Merger Agreement and a cause of the failure of the Merger to occur); or

•	prior to obtaining stockholder approval, the Company receives a Superior Proposal and enters into an acquisition agreement in connection with the Superior Proposal after providing LVC Holdings with appropriate notice and paying LVC Holdings a termination fee of $1,850,000.

Amendment; Extension And Waiver

      The Merger Agreement may be amended by the parties at any time, before or after stockholder approval has been obtained. However, if the Merger Agreement is to be amended after stockholder approval has been obtained, any amendment that by law requires further approval by the stockholders of the parties may be executed only upon further approval of those stockholders. Any amendment must be in writing.

      At any time prior to the effective time of the Merger, the parties may (i) extend the time for the performance of any of the obligations or other acts of the parties; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. However, after stockholder approval has been obtained, any waiver that by law requires further approval by stockholders of the parties may be executed only upon further approval of those stockholders. Any extensions or waivers must be in writing.

Expenses And Termination Fee

      The Merger Agreement provides generally that regardless of whether the Merger is consummated, all fees and expenses (except for certain printing and filing fees which will be shared equally) incurred by the parties will be paid by the party incurring such fees and expenses. The Merger Agreement requires, however, that we pay LVC Holdings a termination fee of $1,850,000:

•	in the event that

•	a Takeover Proposal has been publicly proposed by any person (other than LVC Holdings or its affiliates) or a person has publicly announced its intention to make a Takeover Proposal or a Takeover Proposal has become widely known to our stockholders;

•	the Merger Agreement is afterwards terminated by either LVC Holdings or the Company because (i) the Merger has not been consummated by September 15, 2003 (but only if the Special Meeting has not been held prior to the date of termination) or (ii) our stockholders fail to adopt the Merger Agreement at the Special Meeting; and

•	within 12 months after termination of the Merger Agreement, we or any of our subsidiaries enter into a definitive agreement providing for or completing a Takeover Proposal;

•	if the Merger Agreement is terminated by LVC Holdings because (i) our Board of Directors makes an Adverse Recommendation Change or materially breaches its obligations to hold the Special Meeting or prepare and mail the proxy statement or (ii) we breach any of our representations and warranties causing a Material Adverse Effect or breach any of our covenants or other agreements in the Merger Agreement in any material respect (and prior thereto there has been a Takeover Proposal); or

•	if we terminate the Merger Agreement concurrently with entering into an acquisition agreement in connection with a Superior Proposal.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following tables show Company common stock beneficially owned as of May      , 2003 by each person who is known by us to beneficially own 5% or more of our outstanding common stock and by our management.

      Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after May      , 2003. Shares issuable upon exercise of outstanding options and warrants, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table, we believe that the beneficial owners listed in this table, based on information provided by them, have sole voting and investment power over the number of shares listed opposite their names, subject to community property laws where applicable. Percentage of beneficial ownership is based on                      shares outstanding as of May      , 2003. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedules 13D or 13G, which 5% stockholders are required to file with the Securities and Exchange Commission. Except as otherwise noted, the address of each person listed in the table is c/o Lillian Vernon Corporation, One Theall Road, Rye, New York 10580.

Stock Ownership Of Certain Beneficial Owners

      The following table sets forth, as of May      , 2003, the beneficial ownership of the Company’s shares by persons who are believed to beneficially own more than 5% of the shares of the Company.

	Amount of Shares	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned	Shares Outstanding

Gabelli Funds, Inc.(1)	2,226,712(2)	26.4%
Dimensional Fund Advisors, Inc.(3)	645,650(4)	7.7%

(1)	The address of Gabelli Funds, Inc., is One Corporate Center, Rye, New York 10580-1434.

(2)	The number of shares is based upon an amended Schedule 13-D filed by Gabelli Funds, Inc. and affiliates, dated April 21, 2003. The shares include shares owned by entities that may be deemed to be controlled or under the control of Gabelli Funds, Inc.

(3)	The address of Dimensional Fund Advisors (“Dimensional”) is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(4)	The number of shares is based upon a Schedule 13-G filed by Dimensional as of February 12, 2003. All shares reported are owned by investment companies and other investment vehicles managed by Dimensional to which Dimensional disclaims beneficial ownership therein.

Stock Ownership Of Management

      The following table sets forth, as of May      , 2003, the beneficial ownership of the Company’s shares by (i) our Chief Executive Officer and the four other most highly compensated executive officers of the Company at the end of the fiscal year; (ii) our directors; and (iii) all our executive officers named in the table and directors as a group.

	Amount of Shares		Percentage of
Name and Address of Beneficial Owner	Beneficially Owned		Shares Outstanding

Lillian Vernon(1)	2,512,369(2	)(3)	28.9%
David C. Hochberg(1)	1,347,000(4	)(5)	15.8%
Elizabeth M. Eveillard(1)	32,500(6)		*
Jonah Gitlitz(1)	30,500(6)		*
Richard A. Berman(1)	29,100(6)		*
Joel Salon(1)	22,000(7)		*

	Amount of Shares	Percentage of
Name and Address of Beneficial Owner	Beneficially Owned	Shares Outstanding

Bert W. Wasserman(1)	41,000(8)	*
Kevin A. Green(1)	115,869(9)	1.4%
Lina V. Lo Russo(1)	51,349(10)	*
Ralph J. Thomann(1)	97,334(11)	1.2%
Richard C. Randall(1)	8,334(12)	*
Lillian Vernon Foundation, Inc.(13)	119,998	1.1%
David Hochberg Foundation(1)(15)	40,000	*
All Executive Officers and Directors as a group (15 persons)(14)	4,683,451	48.9%

*	Less than 1.0%.

(1)	The address of the stockholders is One Theall Road, Rye, New York 10580.

(2)	Includes 119,998 Shares owned by the Lillian Vernon Foundation (the “Foundation”). Lillian Vernon is the sole trustee of the Foundation.

(3)	Includes options to purchase 266,667 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(4)	Includes 40,000 shares of Common Stock held by the David Hochberg Foundation. David Hochberg is the sole trustee of the David Hochberg Foundation.

(5)	Includes options to purchase 90,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(6)	Includes options to purchase 28,500 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(7)	Includes options to purchase 21,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof. Also includes 250 shares owned by Mr. Salon’s wife, of which he disclaims beneficial ownership.

(8)	Includes options to purchase 36,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(9)	Includes options to purchase 115,834 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(10)	Includes options to purchase 51,334 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(11)	Includes options to purchase 97,334 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(12)	Includes options to purchase 8,334 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(13)	The address of the Lillian Vernon Foundation is 8 Dublin Hill Road, Greenwich, Connecticut.

(14)	Includes 119,998 shares owned by the Lillian Vernon Foundation, of which Lillian Vernon is the sole trustee. Includes 40,000 shares owned by the David Hochberg Foundation, of which David Hochberg is the sole trustee. Includes options to purchase 1,144,337 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(15)	The address of the David Hochberg Foundation is 1385 York Ave. New York, New York.

STOCKHOLDER PROPOSALS

      We will hold a 2003 annual meeting of our stockholders only if the Merger is not completed.

      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proper proposals for inclusion in our proxy statement relating to and for consideration at our 2003 annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be included in our proxy material for the 2003 annual meeting of stockholders, stockholder proposals must have been received by us no later than February 11, 2003, and have complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. If a stockholder makes a timely notification, the persons appointed as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission. It is suggested that stockholders submitting proposals submit their proposals by Certified Mail, Return Receipt Requested to Lillian Vernon Corporation, One Theall Road, Rye, New York 10580, Attention: Secretary.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

      In some instances, we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Corporate Secretary at 914-925-1560, and requests in writing should be sent to Lillian Vernon Corporation, One Theall Road, Rye, New York 10580, Attention: Secretary. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

OTHER MATTERS

      As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10004.

      LVC Holdings has supplied all information contained in this proxy statement relative to LVC Holdings, Merger Subsidiary, Ripplewood and ZelnickMedia, and we have supplied all such information relating to our Company.

      Our stockholders should not send in their stock certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should contact the paying agent.

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May      , 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the Merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among
LVC HOLDINGS L.L.C.,
MONOGRAM ACQUISITION CORP.
and
LILLIAN VERNON CORPORATION
dated as of
April 15, 2003

A-i

A-ii

GLOSSARY OF DEFINED TERMS

Defined Term	Location of Definition

“Acquiring Person”	Section 3.01(u)
“Acquisition Agreement”	Section 4.02(b)
“Actions”	Section 4.01(b)
“Adverse Recommendation Change”	Section 4.02(b)
“affiliate”	Section 8.03(a)
“Agreement”	Preamble
“Appraisal Shares”	Section 2.01(d)
“Associates”	Section 3.01(w)
“Benefit Agreements”	Section 3.01(g)(iv)
“Benefit Plans”	Section 3.01(m)
“Certificate of Merger”	Section 1.03
“Certificate”	Section 2.01(c)
“Closing Date”	Section 1.02
“Closing”	Section 1.02
“Code”	Section 2.02(f)
“Commitment Letters”	Section 3.02(e)
“Commonly Controlled Entity”	Section 3.01(k)
“Company”	Preamble
“Company Common Stock”	Section 2.01
“Company Disclosure Letter”	Section 3.01
“Company Personnel”	Section 3.01(g)(i)
“Company Rights”	Section 3.01(u)
“Company Rights Agreement”	Section 3.01(u)
“Company Stock Plans”	Section 3.01(c)(i)
“Confidentiality Agreement”	Section 4.02(a)
“Contract”	Section 3.01(d)
“DGCL”	Section 1.01
“Distribution Date”	Section 3.01(u)
“Effect”	Section 8.03(c)
“Effective Time”	Section 1.03
“Environmental Claim”	Section 3.01(l)
“Environmental Laws”	Section 3.01(l)
“ERISA”	Section 3.01(m)(i)
“Exchange Act”	Section 3.01(d)
“Financing”	Section 3.02(e)
“GAAP”	Section 3.01(e)
“Governmental Entity”	Section 3.01(d)
“Hazardous Substances”	Section 3.01(l)
“HSR Act”	Section 3.01(d)
“Infringement”	Section 3.01(p)(ii)(C)
“Intellectual Property”	Section 3.01(p)(iii)
“IRS”	Section 3.01(m)

A-iii

Defined Term	Location of Definition

“Judgment”	Section 3.01(d)
“knowledge”	Section 8.03(b)
“Law”	Section 3.01(d)
“Lease”	Section 3.01(o)(i)
“Leases”	Section 3.01(o)(i)
“Leased Property”	Section 3.01(o)(i)
“Legal Restraints”	Section 6.01(c)
“Liens”	Section 3.01(b)
“material adverse effect”	Section 8.03(c)
“Material Contract”	Section 3.01(i)
“Merger”	Recitals
“Merger Consideration”	Section 2.01(c)
“Notice of Superior Proposal”	Section 4.02(b)
“Owned Property”	Section 3.01(o)(i)
“Parent”	Preamble
“Paying Agent”	Section 2.02(a)
“Pension Plan”	Section 3.01(m)(iii)
“Permits”	Section 3.01(j)
“person”	Section 8.03(d)
“Post-Signing Returns”	Section 4.01(b)
“Proxy Statement”	Section 3.01(d)
“Real Property”	Section 3.01(o)(i)
“Release”	Section 3.01(l)
“SEC Documents”	Section 3.01(e)
“SEC”	Section 3.01(d)
“Section 262”	Section 2.01(d)
“Securities Act”	Section 3.01(e)
“Shares Acquisition Date”	Section 3.01(u)
“Solvency Letter”	Section 5.12
“Stock Options”	Section 3.01(r)(i)
“Stockholder Approval”	Section 3.01(r)
“Stockholders Meeting”	Section 5.01(b)
“Sub”	Preamble
“subsidiary”	Section 8.03(e)
“Superior Proposal”	Section 4.02(b)
“Surviving Corporation”	Section 1.01
“Takeover Proposal”	Section 4.02(a)
“taxes”	Section 3.01(n)(ix)
“Termination Fee”	Section 5.06(b)
“Triggering Event”	Section 3.01(u)
“Voting Agreement”	Recitals
“WARN”	Section 3.01(k)
“Welfare Plan”	Section 3.01(m)(v)

A-iv

      AGREEMENT AND PLAN OF MERGER dated as of April 15, 2003 (this “Agreement”), by and among LVC HOLDINGS L.L.C., a Delaware limited liability company (“Parent”), MONOGRAM ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and LILLIAN VERNON CORPORATION, a Delaware corporation (the “Company”).

      WHEREAS the Board of Directors of each of the Company, Parent and Sub deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would become a subsidiary of Parent, and such Boards of Directors, by resolutions duly adopted, have approved this Agreement and the transactions and other agreements contemplated hereby and declared its advisability (and, in the case of the Board of Directors of the Company, recommended that this Agreement be approved by the Company’s stockholders);

      WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

      WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and an inducement to the willingness of Parent and Sub to enter into this Agreement, Parent is entering into a Voting Agreement (the “Voting Agreement”) with Lillian Vernon and David C. Hochberg attached hereto as Exhibit B;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.01.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

      SECTION 1.02.     Closing. The closing of the Merger (the “Closing”) will take place at 11:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Salon, Marrow, Dyckman & Newman, LLP, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Immediately prior to the Closing, the Company shall enter into the agreements relating to and consummate the Sale-Leaseback Transaction, provided, however, that the Company’s obligation to close the Sale-Leaseback Transaction shall be conditioned upon satisfaction or waiver by the respective parties hereto of all conditions precedent set forth in Article VI hereof, and provided further that Parent has caused to be delivered to the Paying Agent, as hereinafter defined, $18,000,000 in partial satisfaction of the funds required for the payment of the Merger Consideration pursuant and subject to the terms of this Agreement. The Sale-Leaseback Transaction shall mean the sale-leaseback financing transaction set forth in the Commitment Letter delivered to the Company (as represented in Section 3.02(e)).

      SECTION 1.03.     Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall (i) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

      SECTION 1.04.     Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 1.05.     Certificate of Incorporation and Bylaws. (a) The Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, provided that such Certificate of Incorporation shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, such Amended and Restated Certificate of Incorporation shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until hereafter changed or amended as provided therein or by applicable Law (as defined in Section 3.01(d)); provided, however, that the name of the Company shall be the name of the Surviving Corporation.

      (b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

      SECTION 1.06.     Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal, or until their respective successors are duly elected and qualified, as the case may be.

      SECTION 1.07.     Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal, or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

CONVERSION OF SECURITIES

      SECTION 2.01.     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company, as treasury stock, or by Parent or Sub, if any, immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares to be cancelled and retired in accordance with Section 2.01(b), (y) the Appraisal Shares (as defined in Section 2.01(d) and (z) each share of Company Common Stock to remain outstanding pursuant to Section 2.01(e)), together with any associated Company Rights (as defined in Section 3.01(u)) under the Company Rights Agreement (as defined in Section 3.01(u)), shall be canceled and extinguished and automatically converted into the right to receive $7.25 in cash, without interest (the “Merger Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of any share of Company Common Stock to receive the Merger

Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

(e) Retained Shares. 130,672 shares of Company Common Stock registered in the name of Lillian Vernon shall not be cancelled and converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be converted into that number of shares of common stock of the Surviving Corporation equivalent to and representing 5% of the outstanding shares of common stock of the Surviving Corporation as of the Effective Time.

      SECTION 2.02.     Exchange of Certificates.     (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”). To the extent required under Section 1.02 hereof immediately prior to Closing, and from time to time after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds for the benefit of the holders of Company Common Stock in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that any and all interest or other income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

      (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive from the Paying Agent, on behalf of Parent, as promptly as practicable in accordance with the customary procedures of the Paying Agent, in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person (as defined in Section 8.03) other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

      (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time (other than with respect to shares to be outstanding after the Effective Time under Section 2.01(e) and Section 2.01(a)). If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II (other than with respect to shares to be outstanding after the Effective Time under Section 2.01(e) and Section 2.01(a)).

      (d) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto (other than with respect to shares to be outstanding after the Effective Time under Section 2.01(e) and Section 2.01(a)).

      (e) Lost Certificates. If any Certificate is lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and the receipt of an indemnity and/or bond (provided that such indemnity and/or bond is reasonably satisfactory to the Surviving Corporation) against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

      (f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      SECTION 3.01.     Representations and Warranties of the Company. Except as set forth in the disclosure schedules to this Agreement delivered by the Company to Parent concurrently with the execution of this

Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its subsidiaries (as defined in Section 8.03) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed is not reasonably expected to have a material adverse effect (as defined in Section 8.03) on the Company. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws and the certificate of incorporation and bylaws (or similar organizational documents) of each of its subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives true and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its subsidiaries held since March 2000, except as such copies may have been redacted as described in the Company Disclosure Letter.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter lists each subsidiary of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such subsidiary are owned by the Company, by another wholly-owned subsidiary of the Company or by the Company and another wholly-owned subsidiary of the Company, free and clear of any mortgage, pledge, assessment, security interest, lease, sublease, license, sublicense, lien, adverse claim, levy, charge, option, or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing (collectively, “Liens”), except for transfer restrictions imposed by applicable securities laws, and are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. Except for the capital stock of, or other equity or voting interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity.

(c) Capital Structure. (i) The authorized capital stock of the Company consists of 2,000,000 shares of Preferred Stock, $.01 par value, none of which is issued and outstanding, and 100,000,000 shares of Common Stock, $.01 par value. At the close of business on April 15, 2003, (A) 8,400,671 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (B) 1,985,653 shares of Company Common Stock were held by the Company as treasury shares and (C) options to acquire 2,071,834 shares of Company Common Stock from the Company pursuant to the (x) 1987 and 1997 Performance Unit, Restricted Stock, Non-Qualified and Incentive Stock Options Plan, (y) 1993 and 1997 Stock Option Plan for Non-Employee Directors and (z) Employee Stock Purchase Plan or, in each case, any predecessor plans thereto (such plans, collectively, the “Company Stock Plans”) were issued and outstanding. No shares of Company Common Stock are owned by any subsidiary of the Company. The Company has delivered to Parent a true and complete list, as of the close of business on April 15, 2003, of all outstanding options, restricted stock grants, performance units or other rights to purchase or acquire Company Common Stock granted under the Company Stock Plans or otherwise (such options, grants, units and rights, together with any similar options, grants, units or rights issued after said date, are herein referred to as “Stock Options”), the number of shares subject to each such Stock Option, the grant date, expiration date, exercise price (if applicable) and vesting schedule of each such Stock Option and the names of the holders thereof. As of the date of this Agreement, other than the Stock Options and the Company Rights Plan, there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise.

(ii) Except as set forth above, as of the close of business on April 15, 2003, no shares of capital stock of, or other equity or voting interests in, the Company, or options, restricted stock, performance units, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. Since said date, (x) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Stock Options outstanding on said date as required by their terms and (y) there have been no issuances by the Company of options, restricted stock, performance units, warrants, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock or other equity or voting interests from the Company or other rights that are linked in any way to the price of Company Common Stock or the value of the Company or any part thereof.

(iii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries, nor any securities or other instruments or obligations of the Company or any of its subsidiaries the value of which is in any way based upon or derived from any capital stock of the Company or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its subsidiaries may vote. As of the date of this Agreement, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, contract, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding contractual obligations of the Company or of any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its subsidiaries. The Company is not a party to any voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries and, to the knowledge (as defined in Section 8.03) of the Company, as of the date of this Agreement, there are no third-party irrevocable proxies and no third-party voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries.

(d) Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining Stockholder Approval (as defined in Section 3.01(r)), and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable the Merger, this Agreement, and the transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company’s stockholders to be held as set forth in Section 5.01(b) and (iv) recommending that the Company’s stockholders adopt this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this

Agreement and compliance by the Company with the provisions of this Agreement do not and will not require notice or consent under, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration or modification of any obligation or fee or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including, without limitation, any right of a holder of a security of the Company or any of its subsidiaries to require the Company or any of its subsidiaries to acquire such security), any provision of (i) the Certificate of Incorporation, as amended, or the Bylaws, as amended, of the Company or the certificate of incorporation or bylaws (or similar organizational documents) of any of its subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, permit, concession, franchise, license or legally binding arrangement or understanding (each, a “Contract”) to which the Company or any of its subsidiaries is a party or bound by or any of their respective properties or assets are bound by or subject to or otherwise under which the Company or any of its subsidiaries has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, code, ordinance, rule or regulation (each, a “Law”) or (B) judgment, order, decree, injunction or settlement, stipulation, consent agreement or agreement not to sue (each, a “Judgment”), in each case, applicable to the Company or any of its subsidiaries or their respective prop erties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not reasonably expected to have a material adverse effect on the Company. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business and (4) any filings required under the rules and regulations of The American Stock Exchange, and (5) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made individually or in the aggregate are not reasonably expected to (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement.

(e) SEC Documents. The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Company since January 1, 1999 (together with all information incorporated therein by reference, the “SEC Documents”). No subsidiary of the Company is required to file any report, schedule, form, statement or other document with the SEC. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time they were filed (and, if such documents were amended or superseded by a filing prior to the date of this Agreement, then as of the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and none of the SEC Documents filed subsequent to the date of this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of the Company included in the SEC Documents comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), except liabilities or obligations (i) reflected in the Company’s balance sheet filed as part of its most recent Quarterly Report on Form 10-Q or (ii) incurred in the ordinary course of business which are not material to the Company and its subsidiaries taken as a whole.

(f) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting (as defined in Section 5.01(b)) or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(g) Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the SEC Documents, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has not been (A) any material adverse effect on the Company or any state of facts, change, development, effect or occurrence that is reasonably expected to result in a material adverse effect on the Company, (B) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (C) prior to the date of this Agreement, any split, combination or reclassification of any of the Company’s or any of its subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries, (D) prior to the date of this Agreement:

(i) any granting (or commitment to grant) by the Company or any of its subsidiaries to any current or former director, officer, employee, independent contractor or consultant of the Company or any of its subsidiaries (collectively, “Company Personnel”) of any Stock Options or other equity, or equity-based awards under the Company Stock Plans or otherwise, or any bonus opportunity or any increase in any type of compensation or benefits, except for grants of bonus opportunities and increases of base compensation, in each case, prior to the date of this Agreement in the ordinary course of business consistent with past practice,

(ii) any payment by the Company or any of its subsidiaries to any Company Personnel of any bonus, except for bonuses paid or accrued prior to the date of this Agreement in the ordinary course of business consistent with past practice,

(iii) any granting by the Company or any of its subsidiaries to any Company Personnel of any severance or termination pay or of the right to receive any severance or termination pay or increases therein except for any granting of such pay or rights prior to the date of this Agreement in the ordinary course of business consistent with past practice,

(iv) any establishment, adoption, entrance into, amendment or termination of, (1) any equity award, change-in-control, fringe benefit, collective bargaining, bonus, incentive, employment, deferred compensation, retirement severance, termination, employee benefit, loan, indemnification, stock repurchase, consulting or similar agreement, plan, program or policy (other than in the ordinary course of business consistent with past practice) under which Company Personnel has any present or future right to benefits for which the Company or any of its subsidiaries has any liability, or (2) any agreement, plan, program or policy that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with a subsequent event), could result in the payment to any Company Personnel of any money or other property, or could result in the increase, acceleration or provision of any payments, other rights or benefits to any Company Personnel, whether or not any such increase, acceleration, provision, payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code (all such agreements under this clause (iv), including any agreement of a type referred to in this Section 3.01(g)(D)(iv)(2) which is entered into on or after the date hereof with the prior written consent of Parent, collectively, “Benefit Agreements”),

(v) any amendment of any incentive award (including, without limitation, Stock Options, stock appreciation rights, stock repurchase rights or other stock-based or stock-related awards) or the removal or modification of any restrictions in any such award,

(vi) any amendment to, or material modification of, any Company Stock Plan, or

(vii) any loan or advance of money or other property by the Company or its subsidiaries to any Company Personnel in excess of $5,000 individually and $50,000 in the aggregate,

(E) any material damage, destruction or loss, whether or not covered by insurance, (F) prior to the date of this Agreement, any change in financial or tax accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law, (G) prior to the date of this Agreement, any material tax election or any settlement or compromise of any material income tax liability, or (H) prior to the date of this Agreement, any revaluation by the Company or any of its subsidiaries of any of the material assets of the Company or any of its subsidiaries, except as required by GAAP.

(h) Litigation. There is no material suit, claim (including, without limitation, any “cease and desist” letter or request for licenses or royalty payments), action, investigation, arbitration, litigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, nor is there any material applicable Law or Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, material investigation by any Governmental Entity involving, the Company or any of its subsidiaries.

(i) Contracts. Except for Contracts filed as exhibits to the SEC Documents (including any form of Contract so filed) and any other Contracts provided to Parent and set forth in the Company Disclosure Letter, none of the Company or any of its subsidiaries is a party to or bound by or otherwise has rights or benefits under, and none of their respective properties or assets are bound by or subject to, any Contract material to the business of the Company and its subsidiaries. The Company has provided to Parent true and complete copies of all Material Contracts (as defined in this Section 3.01(i)) of the Company or any of its subsidiaries, and except for such Contracts provided to Parent, as of the date of this Agreement, none of the Company or any of its subsidiaries is a party to or bound by or otherwise has rights or benefits under, and none of their respective properties or assets are bound by or subject to, any of the following Contracts, written or oral, under which obligations remain outstanding:

(A) material Contract not otherwise listed on Sections 3.01(i)(B) through (P) of the Company Disclosure Letter;

(B) Contract pursuant to which the Company or any of its subsidiaries or other affiliates (including Parent and its affiliates after the Effective Time) has agreed not to compete with any person or to engage in any business or operate in any location, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging or operating;

(C) Contract providing for “exclusivity” or any similar requirement or pursuant to which the Company or any of its subsidiaries is restricted in any material respect;

(D) material Contract with (A) any affiliate of the Company or any of its subsidiaries, (B) any Company Personnel excluding at will employment and at will consulting arrangements, (C) any union or other labor organization or (D) any affiliate of any such person;

(E) license or franchise granted by the Company or any of its subsidiaries pursuant to which the Company or any such subsidiary has agreed to refrain from granting license or franchise rights to any other person;

(F) Contract pending for the acquisition or sale, directly or indirectly (by merger or otherwise) of material assets (whether tangible or intangible), other than the purchase of inventory and services in the ordinary course of business consistent with past practices, or the capital stock of another person;

(G) any swaps, caps, floors or option agreements or any other risk management arrangement or foreign exchange Contracts;

(H) any paper, printing, supply, shipment or similar Contract in respect of the Company’s or its subsidiaries’ business other than such contracts entered into in the ordinary course of business consistent with past practices;

(I) (i) Contract under which the Company or any of its subsidiaries (A) has a credit line or (B) has incurred any indebtedness (other than payables in the ordinary course of business) that is currently owing, other than Contracts under which the Company and its subsidiaries have incurred indebtedness of less than $100,000 in the aggregate, or (ii) Contract under which the Company or any of its subsidiaries has given any guarantee in respect of indebtedness, other than Contracts under which the Company and its subsidiaries have given guarantees in respect of indebtedness of less than $10,000 in the aggregate;

(J) material Contract (except for this Agreement) that requires consent, approval or waiver of, or notice to, a Governmental Entity or other third party in the event of, or with respect to, the Merger, including, without limitation, in order to avoid termination of or loss of a material benefit under any such Contract;

(K) material Contract containing any provisions (x) prohibiting or imposing any restrictions on the assignment of all or any portion thereof by the Company or any of its subsidiaries to any other person (without regard to any exception permitting assignments to subsidiaries or affiliates) or (y) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will conflict with, result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a material benefit, or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person;

(L) all licenses, sublicenses, royalty or other agreements concerning Intellectual Property (as defined in Section 3.01(p));

(M) Contract for any material joint venture or partnership;

(N) material Contract for any development, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service;

(O) Contract (other than a contract for the purchase of merchandise, paper or supplies entered into in the ordinary course of business consistent with past practice) which (I) has aggregate future sums due from the Company or any of its subsidiaries in excess of $50,000 and is not terminable by the Company or any such subsidiary (x) for a cost of less than $25,000 or (y) on 90 (or fewer) days’ notice or (II) is entered into prior to the date of this Agreement and is otherwise material to the business of the Company and its subsidiaries, taken as a whole, as presently conducted; and

(P) any real property lease or other real property Contract.

Each Contract which the Company or any of its subsidiaries is a party to or bound by or otherwise has rights or benefits under, or which their respective properties or assets are bound by or subject to, of a type listed in this Section 3.01(i) of this Agreement (each such Contract, whether or not filed as an exhibit to the SEC Documents, a “Material Contract”) is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or its subsidiaries, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms. Each of the Company and its subsidiaries has performed or is performing all obligations required to be performed by it under its Material Contracts and is not (with or without notice or lapse of time or both) in breach or default in any respect thereunder, and, to the knowledge of the Company, no other party to any of its Material Contracts is (with or without notice or lapse of time or both) in breach or default in any respect thereunder except, in each case for such breaches, defaults, waivers or failures that individually or in the aggregate are not reasonably expected to have a material adverse effect on the Company and its subsidiaries taken as a whole. To the knowledge of the Company, there are no circumstances that are reasonably expected to occur that could reasonably be expected to impair the ability of the Company or any of its subsidiaries to perform its obligations under any Material Contract.

(j) Compliance with Laws. Each of the Company and its subsidiaries is, and has been, in compliance with all applicable Laws and Judgments of any Governmental Entity except for instances of possible noncompliance that individually or in the aggregate are not reasonably expected to have a material adverse effect on the Company. None of the Company or any of its subsidiaries has received, since January 1, 1999 and through the date of this Agreement, a notice or other written communication alleging a possible material violation by the Company or any of its subsidiaries of any applicable Law or Judgment of any Governmental Entity. The Company and its subsidiaries hold and have in effect all Federal, state and local, domestic and foreign, governmental consents, approvals, orders, authorizations, certificates, filings, notices, permits, concessions, franchises, licenses, rights or similar instruments (collectively “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted and there has occurred no violation of, or default (with or without notice or lapse of time or both) under, or event giving to any other person any right of termination, amendment or cancellation of, any such Permit, except for the lack of Permits and for such violations, defaults or events that individually or in the aggregate are not reasonably expected to have a material adverse effect on the Company. The Merger, in and of itself, is not reasonably expected to cause the revocation or cancellation of any material Permit.

(k) Absence of Changes in Benefit Plans; Labor Relations. Except as disclosed in the SEC Documents, since the date of the most recent audited financial statements included in the SEC Documents and through the date of this Agreement, none of the Company or any of its subsidiaries has (i) terminated, established, entered into, adopted, or amended in any material respect, or agreed to amend in any material respect, any Benefit Plan (as defined in Section 3.01(m)) or Benefit Agreement (whether or not subject to the laws of the United States) maintained, contributed to, or required to be maintained or contributed to by the Company, any of its subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a “Commonly Controlled Entity”) or (ii) made any material change in the manner in which contributions to (or in respect of) any Benefit Plan are made or the basis on which such contributions are determined. Except as set forth in the Company’s Disclosure Letter, (1) the Company is not a party to any Benefit Agreements, Benefit Plan, collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the Company’s employees, nor is any such contract or agreement presently being negotiated; (2) the Company or any of its subsidiaries is not a party to any employment agreement or consulting agreement with any person or entity, nor is any such contract or agreement presently being negotiated; (3) there is no unfair labor practice charge or complaint pending or, to the best knowledge of the Company, threatened against or otherwise affecting the Company; (4) there is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, threatened against or otherwise affecting the Company, and the Company has not experienced any such labor controversy within the past five years; (5) no representation question exists or has been raised respecting any of the Company’s employees within the past five years, nor to the best knowledge of the Company are there any campaigns being conducted to solicit cards from employees of the Company to authorize representation by any labor organization; (6) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company’s employees is pending or, to the best knowledge of the Company, threatened against the Company; (7) no grievance is pending or, to the best knowledge of the Company, threatened which, if adversely decided, could have a material adverse effect on the Company; (8) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Government agency relating to employees or employment practices; (9) the Company is in compliance with all applicable laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment; (10) the Company has paid in full to all employees of the Company all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law; (11) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any persons employed by the Company on or prior to the Closing Date; (12) the Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past five years, nor has the Company planned or announced any such action or program for the future; and (13) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

The Company shall not effect a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retaining Notification Act (“WARN”), affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, without notifying the Parent in advance and obtaining the advance approval of the Parent such approval not to be unreasonably withheld or delayed, and complying with all provisions of WARN.

(l) Environmental Matters. Except as set forth in the Company’s Disclosure Letter, and except with respect to instances that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Company: (i) the Company and each of its subsidiaries are, and at all prior times have been, in compliance with all applicable Environmental Laws (as defined below); (ii) there are no pending or, to the knowledge of the Company or any of its subsidiaries, threatened Environmental Claims (as defined below) against the Company or any of its subsidiaries; (iii) neither the Company nor any of its subsidiaries have received notice that the Company or any of its subsidiaries is in non-compliance with any Environmental Law or subject to actual or potential liability under any Environmental Law, including, without limitation, potential liability for the costs of investigating or remediating contaminated property pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, or analogous state law; (iv) there have been no Releases (as defined below) or threatened Releases of Hazardous Substances (as defined below) on, at, under or about any properties currently or, during the period of ownership or operation by the Company or any of its subsidiaries, formerly owned, leased or operated by the Company or any of its subsidiaries, or any of their respective predecessors, and neither the Company nor any of its subsidiaries has Released, disposed of or arranged for the disposal of Hazardous Substances at any on-site or off-site location; and (v) to the knowledge of the Company and its subsidiaries, there are no facts, circumstances or conditions that are reasonably expected to give rise to any liability of, or form the basis of an Environmental Claim against, the Company or any of its subsidiaries in connection with any Environmental Law. For purposes of this Agreement, the term “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including, without limitation, liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location or (y) the failure to comply with any Environmental Law. For purposes of this Agreement, the term “Environmental Laws” shall mean any applicable Federal, state or local statutes, laws, regulations, ordinances, rules, codes, enforceable requirements, agreements, orders, decrees, judgments, Permits or injunctions issued, promulgated or entered into by any Governmental Entity relating to protection of the environment, natural resources or human health and safety, or to the use, management, disposal, Release or threatened Release of Hazardous Substances. For purposes of this Agreement, the term “Hazardous Substances” shall mean any explosive, radioactive, toxic or hazardous substances or materials (including, without limitation, asbestos or asbestos-containing materials, lead, polychlorinated biphenyls, petroleum and petroleum products, and any other substances or materials defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “solid wastes”, “hazardous materials”, “toxic substances” or any other term of similar import). For purposes of this Agreement, the term “Release” shall mean any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, leaching, injecting, dumping, disposing or migrating into or through the indoor and outdoor environment.

(m) ERISA Compliance. (i) Section 3.01(m)(i) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including, without limitation, multiemployer plans within the meaning of Sections 4001(a)(3) and 3(37) of ERISA), and all stock purchase, stock option, restricted stock, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, retirement, employee loan and all other employee benefit plans, agreements (including Benefit Agreements), programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (A) Company Personnel has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its subsidiaries or (B) the Company or any of its subsidiaries has had or has any present or future liability (such plans, agreements, programs, policies and arrangements, collectively, the “Benefit Plans”). The Company has made available to Parent a true, current, complete and correct copy of (or, to the extent no such copy exists, an accurate description of) and, to the extent applicable: (1) each Benefit Plan, (2) for the two most recent years, (A) annual reports on Forms 5500 (and attached schedules) required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Benefit Plan, (B) audited financial statements, and (C) actuarial valuation reports, (3) the most recent summary plan description for each Benefit Plan, and any other written communications (or a description of any oral communications) by the Company or any of its subsidiaries to Company Personnel concerning the extent of benefits provided under a Benefit Plan, (4) each trust agreement and group annuity contract relating to any Benefit Plan, and (5) the most recent determination letter from the IRS, if applicable. Each Benefit Plan has been established, operated and administered, in accordance with its terms and applicable Law, except where any such failure, individually or in the aggregate, is not reasonably expected to have a material adverse effect on the Company or its subsidiaries. The Company and its subsidiaries and all the Benefit Plans are in compliance with all applicable provisions of ERISA, the Code and all other applicable Laws, except for instances of noncompliance that, individually or in the aggregate, are not reasonably expected to have a material adverse effect on the Company or its subsidiaries.

(ii) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (or in the case of a trust, tax exempt under Section 501 of the Code) is so qualified and has received a favorable determination letter from the IRS as to its qualification or, with respect to all tax law changes relating to the Economic Growth and Tax Relief Reconciliation Act of 2001 as they affect such Benefit Plan, a remedial period of time remains under applicable Law to submit an application for such determination letter. No determination letter has been revoked (nor has revocation been threatened). Nothing has occurred since the date of the most recent determination letter or application therefor, whether by action or failure to act, relating to any such Benefit Plan that would reasonably be expected to adversely affect the qualification of such Benefit Plan or increase the costs relating thereto or require security under Section 307 of ERISA, except for events that, individually or in the aggregate, are not reasonably expected to have a material adverse effect on the Company or its subsidiaries. No event has occurred and no condition exists that would subject the Company or its subsidiaries, either by reason of their affiliation with any Commonly Controlled Entity, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws. No Benefit Plan is maintained outside the jurisdiction of the United States or covers any Company Personnel residing or regularly working outside the United States.

(iii) The Company or any of its subsidiaries has not maintained, contributed to or been obligated to maintain or contribute to, nor has any actual or contingent liability under, any Benefit Plan that is subject to Title IV of ERISA or is otherwise a defined benefit pension plan (each, a “Pension Plan”).

(iv) No Benefit Plan is a “multiemployer plan” (as defined in Sections 4001(a)(3) and 3(37) of ERISA) and neither the Company, its subsidiaries nor any Commonly Controlled Entity has at any time sponsored or contributed to, or has had any liability or obligation in respect of, any multiemployer plan.

(v) There are no understandings, agreements or undertakings, written or oral, that would prevent any Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(l) of ERISA (each, a “Welfare Plan”) (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without liability to the Company or any of its subsidiaries on or at any time after the Effective Time (except for previously vested and accrued benefits payable thereunder or ordinary administrative expenses). No Welfare Plan provides benefits after termination of employment of any Company Personnel, except (I) where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or (II) as required by Section 4980B(f) of the Code or other applicable Law.

(vi) Neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement (alone or in conjunction with a subsequent event, at or following the Effective Time) (A) will trigger any funding (through a grantor trust or otherwise) of any compensation or benefits, (B) will result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, any Benefit Plan or (C) could result in the payment to any Company Personnel of any money or other property, or could result in the increase, acceleration or provision of any payments, other rights or benefits to any Company Personnel, whether or not any such increase, acceleration, provision, payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code.

(vii) The deduction of any amount payable pursuant to the terms of the Benefit Plans will not be subject to disallowance under Section 162(m) of the Code or any other applicable Law.

(viii) With respect to each Benefit Plan, there are no (A) pending or threatened actions, claims (except routine claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan; (B) facts or circumstances which exist that could give rise to any such actions, suits, proceedings or claims; (C) administrative investigations, audits or other administrative proceedings by the Department of Labor, the IRS, or other Government Entities that are threatened or pending.

(ix) All contributions, premiums and benefit payments due under or in connection with the Benefit Plans that are required to have been made by the Company or any of its subsidiaries have been timely made in all material respects. Neither the Company nor any of its subsidiaries has incurred any unfunded liabilities in relation to any Benefit Plan.

(x) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company, any of its subsidiaries or any of their respective employees has engaged that could subject the Company, any of its subsidiaries or any of their respective employees, or, to the knowledge of the Company, a trustee or other fiduciary of any trust created under any Benefit Plan, to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law; and (B) none of the Company, any subsidiary of the Company, or, to the knowledge of the Company, any trustee or other fiduciary of any Benefit Plan has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company, any subsidiary of the Company or, to the knowledge of the Company, any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable Law; and (C) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability has occurred.

(xi) The Company and its subsidiaries do not have any material liability or obligations, including, without limitation, under or on account of a Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its subsidiaries.

(xii) Other than the Company Personnel set forth on Section 3.01(m)(xii) of the Company Disclosure Letter, (i) no Company Personnel has entered into any employment agreement or arrangement with the Company or any of its affiliates and (ii) no Company Personnel is entitled to receive any (A) severance, termination or similar (including deferred compensation) benefits, (B) bonus payments (other than bonus payments made in the ordinary course of business consistent with past practice pursuant to a broad-based bonus program which is set forth on Section 3.01(m)(i) of the Company Disclosure Letter) or compensation provided outside the ordinary course of business (including, without limitation, any relocation bonus or benefit, or any compensation, indemnity or tax gross-up agreement related to the maintenance or sale of any residence) under existing agreements with, or plans or programs of, the Company or any of its affiliates or (C) any other payment or benefit that is related to, or contingent upon, the consummation of the transactions contemplated by this Agreement, including, without limitation, the accelerated vesting of Stock Options or the forgiveness of indebtedness owed by such Company Personnel to the Company or any of its affiliates.

(n) Taxes. (i) Each of the Company and its subsidiaries has timely filed all Federal, state and local, domestic and foreign tax returns and reports and all other tax returns and reports required to be filed by it and all such returns and reports are true, complete and correct, except for such failures to file or to be complete and correct that individually or in the aggregate are not reasonably expected to result in a material liability for the Company. Each of the Company and its subsidiaries has timely paid all taxes due with respect to the taxable periods covered by such returns and reports, and the most recent financial statements contained in the SEC Documents reflect an adequate reserve (prepared in accordance with GAAP) for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements, except for failures to pay or reserve for such taxes that individually or in the aggregate are not reasonably expected to result in a material liability for the Company.

(ii) No Federal, state or local, domestic or foreign, income or franchise tax return or report or any other material tax return or report of the Company or any of its subsidiaries is currently under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of its subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by the Company or any of its subsidiaries (except for those arising after the date of this Agreement that individually or in the aggregate are not reasonably expected to result in a material liability for the Company). Each deficiency resulting from any completed audit or examination relating to taxes by any taxing authority has been timely paid. No issues relating to taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period or otherwise have an adverse effect on the Surviving Corporation or any of its subsidiaries for any taxable period or portion thereof ending after the Effective Time, except for issues first raised after the date of this Agreement that individually or in the aggregate are not reasonably expected to result in a material liability for the Surviving Corporation or any of its subsidiaries. All assessments for taxes due and owing by the Company or any of its subsidiaries with respect to completed and settled examinations or concluded litigation have been timely paid. No Federal, state or local, domestic or foreign, tax return or report of the Company or any of its subsidiaries has ever been under audit or examination by the IRS or other relevant taxing authority.

(iii) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any taxes has been executed or filed with any taxing authority.

(iv) No Liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory Liens for taxes not yet due and Liens for taxes that the Company or any of its subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(v) None of the Company or any of its subsidiaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

(vi) None of the Surviving Corporation or any of its subsidiaries will be required to include in a taxable period (or portion thereof) ending after the Effective Time material taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the SEC Documents) in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local tax law, domestic or foreign, or for any other reason.

(vii) No amount or other entitlement that could be received (whether in cash, property or benefits, or the vesting of cash, property or benefits) as a result of any of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) by any Company Personnel who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1)

under any Benefit Plan could be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) and no such disqualified individual is entitled to receive any additional payment (e.g., any tax gross-up or other payment) from the Company, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

(viii) The Company and its subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes (including, without limitation, withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Federal, state or local laws, domestic or foreign) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable Laws, except for failures to withhold or pay over that individually or in the aggregate are not reasonably expected to result in a material liability for the Company.

(ix) For purposes of this Agreement, “taxes” shall include all (A) Federal, state and local, domestic and foreign, income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes of any nature whatsoever, including, without limitation, taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, duties, deductions, assessments, fees or other governmental charges, including, without limitation, any interest, penalties or additions with respect thereto (whether disputed or not) and any interest in respect of such penalties or additions, and any obligations under any Contracts with any other person with respect to such amounts, (B) liability for the payment of any amounts of the types described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (C) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (A) or (B).

(x) With respect to any taxable period or portion thereof of the Company or its subsidiaries ending on or prior to the Closing Date, but excluding the effects of the Merger, there is no limitation on the utilization of net operating losses, built-in-losses, excess credits or other similar items of the Company or its subsidiaries under Sections 382, 383 or 384 of the Code.

(o) Title to Properties. (i) Section 3.01(o)(i) of the Company Disclosure Letter (A) lists, describes briefly and identifies, as of the date of this Agreement, the fee owner and address of all real property and interests in real property owned in fee by the Company or any of its subsidiaries (together with all the buildings, improvements, structures and fixtures now or subsequently located thereon, the “Owned Property”) and (B) lists and describes briefly all agreements, as of the date of this Agreement, in each case as amended, modified and supplemented to date (individually, a “Lease”, collectively, the “Leases”), pursuant to which the Company or any of its subsidiaries lease, sublease, license or otherwise occupy (whether as landlord, tenant, subtenant or pursuant to any other occupancy arrangement) any real property and interests in real property (the “Leased Property”; the Leased Property together with the Owned Property are collectively referred to herein as the “Real Property”). The Company has delivered to Parent and Sub true and complete copies of the Leases, together with all amendments, modifications and supplements thereto.

(ii) The Company and each of its subsidiaries has good and marketable title to all of the Owned Property, except for recorded easements and restrictive covenants, taxes that are not yet delinquent and similar encumbrances that individually or in the aggregate are not reasonably expected to (A) materially impair the current use, occupancy, or value of, or the marketability of title to, such Owned Property subject thereto or (B) materially impair the ability to use any such Owned Property in the operation of the business of the Company or any of its subsidiaries as presently conducted. The Owned Property is free and clear of all Liens, except for Liens that individually or in the aggregate are not reasonably expected to (A) materially impair the current use, occupancy, or value of, or the marketability of title to, such Owned Property subject thereto or (B) materially impair the ability to use any such Owned Property in the operation of the business of the Company or any of its subsidiaries as presently conducted. There are no pending or, to the knowledge of the Company, any threatened condemnation proceedings, lawsuits, or administrative actions relating to any of the Owned Property or other matters affecting and adversely impairing the current, use, occupancy, or value thereof. There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of the Owned Property or any portion thereof. There are no outstanding options or rights of first refusal to purchase or lease the Owned Property or any portion thereof.

(iii) Each of the Company and its subsidiaries is in compliance in all material respects with the terms of all Leases to which it is a party and all Leases are in full force and effect, except for such instances of noncompliance or failures to be in full force and effect that individually or in the aggregate are not reasonably expected to materially impair the ability to use any such Leased Property in the operation of the business of the Company or any of its subsidiaries as presently conducted. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all Leases, except for failures to do so that individually or in the aggregate are not reasonably expected to materially impair the ability to use any such Leased Property in the operation of the business of the Company or any of its subsidiaries as presently conducted. Each Lease will continue to be the legal, valid and binding obligation of, and legally enforceable against, the parties thereto and shall continue in full force and effect, in each case on identical terms, following the consummation of the transactions contemplated hereby. Neither the Company nor its subsidiaries and, to the knowledge of the Company and its subsidiaries, no other party to any Lease is in breach or default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration thereunder. Neither the Company nor any of its subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Leased Property.

(p) Intellectual Property. (i) Section 3.01(p)(i) of the Company Disclosure letter lists all registered trademarks, registered trade names, registered service marks and applications for trademarks, trade names and service marks, registered copyrights and applications therefor, issued patents and patent applications, and material unregistered Intellectual Property owned by the Company or any of its subsidiaries. The Company has made available to Parent true and correct copies of, and Section 3.01(p)(i) of the Company Disclosure Letter lists, all license agreements relating to the Company’s or its subsidiaries’ material Intellectual Property to which the Company or any of its subsidiaries is a party.

(ii) (A) The Company and each of its subsidiaries owns, or is licensed or otherwise has the right to use, (x) all material Intellectual Property necessary for the conduct of its business as currently conducted by the Company and (y) all material Intellectual Property currently used in the conduct of its business.

(B) All registered trademarks, registered trade names, registered service marks and applications for trademarks, trade names and service marks, issued patents, patent applications, and registered copyrights and applications therefore of the Company or any of its subsidiaries have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect, except where the absence of any such registration, filings or payments, as applicable, is not reasonably expected to have a material adverse effect on the Company.

(C) There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened with respect to, and the Company has not been notified in writing of and is not otherwise aware of, any possible infringement, impairment, dilution, misappropriation or other violation (“Infringement”) by the Company or any of its subsidiaries or any of its or their products or services of the rights of any person with regard to any owned Intellectual Property, except for such Infringements which individually or in the aggregate are not reasonably expected to have a material adverse effect on the Company.

(D) To the knowledge of the Company, no person is Infringing any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned or held by the Company or any of its subsidiaries.

(E) All of the material Intellectual Property owned by the Company or its subsidiaries is owned by the Company or its subsidiaries, as applicable, free and clear of all liens and encumbrances, is unexpired, has not been abandoned, and, to the knowledge of the Company, is valid and enforceable. The Company and its subsidiaries take all reasonable steps where appropriate in its reasonable judgment to protect, maintain and safeguard all of their material owned Intellectual Property, and have made all filings and executed all agreements necessary or desirable in connection therewith. The transactions contemplated by this Agreement shall in no way impair or limit the rights of the Company or any of its subsidiaries with respect to any material owned Intellectual Property, or cause any payments to be due with respect thereto.

(iii) For the purposes of this Agreement, “Intellectual Property” shall mean all U.S., state and foreign intellectual property, including without limitation all (i) (a) inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer programs, software, databases and related items, graphics, artwork, photography, advertising and promotional materials (including graphics and text), designs, proprietary or copyrightable elements of pictorial, graphic or sculptural works, functional or utilitarian objects or items of clothing, Internet site content, and all other authors’ rights, including “moral rights”; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and all elements thereof, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (d) trade secrets and other confidential or proprietary information; (ii) all registrations, applications, recordings, and licenses or other agreements related thereto; (iii) all rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto; and (iv) rights to bring an action at law or in equity for the infringement or other impairment of the foregoing before the Closing Date, including the right to receive all proceeds and damages therefrom.

(q) State Takeover Statutes. The Board of Directors of the Company has approved this Agreement, the Merger and the transactions contemplated thereby and such approval is sufficient to render inapplicable to this Agreement, the Merger and the Voting Agreement and any transactions contemplated hereby and thereby, the restrictions of Section 203 of the DGCL.

(r) Voting Requirements. The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (“Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or the consummation of the transactions contemplated by this Agreement.

(s) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Walter L. Krieger and Goldman, Sachs & Co., the fees and expenses for each of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees or commissions are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement is not reasonably expected to exceed the fees and expenses set forth in Section 3.01(s) of the Company Disclosure Letter.

(t) Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co., to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view.

(u) Company Rights Agreement. The Board of Directors of the Company has amended (in the form provided to Parent) the Rights Agreement, dated as of April 15, 1999 (as amended), between the Company and Continental Stock Transfer & Trust Company (the “Company Rights Agreement”) so that none of Parent, Sub or any of their respective affiliates and associates shall become an “Acquiring Person,” and no “Shares Acquisition Date”, “Distribution Date” or “Triggering Event” (as such terms are defined in the Company Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby and thereby. The Company Rights Agreement and the outstanding rights thereunder (the “Company Rights”) shall terminate and be of no further force or effect as of immediately prior to the Effective Time, without any consideration being payable with respect to the outstanding Company Rights thereunder.

(v) Insurance. The Company has provided to Parent true and correct copies of all insurance policies or agreements in effect for the Company and its subsidiaries.

(w) Commercial Relations. No material vendors, suppliers, service providers and partners (collectively, “Associates”) has cancelled or threatened in writing to cancel or otherwise terminate, or, to the knowledge of the Company, intends to cancel or otherwise terminate, the relationship of such Associate with the Company, and no Associate has decreased materially or threatened in writing to decrease or limit materially, or to the knowledge of the Company intends to modify materially its relationship with the Company or intends to decrease or limit materially its usage, purchase, supply or rendering of products or services of or to the Company.

      SECTION 3.02.     Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

(a) Organization. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now being conducted.

(b) Authority; Noncontravention. Parent and Sub have the requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary action on the part of Parent and Sub and no other proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the organizational documents or Bylaws of Parent or Sub, (ii) any Contract to which Parent or Sub is a party or bound by or their respective properties or assets are bound by or subject to or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) applicable Law or (B) Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate are not reasonably expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of any of the transactions contemplated hereby and thereby, except (A) for the filing of a pre-merger notification and report form by Parent and Sub under the HSR Act, (B) applicable requirements under the Exchange Act, (C) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or Sub is qualified to do business and (D) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to impair, in any material respect, the ability of Parent or Sub to perform their respective obligations under or prevent or significantly delay the consummation of the transactions contemplated by this Agreement.

(c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, each of Parent and Sub makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

(d) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

(e) Financing Capability. As of the date of this Agreement, Parent has obtained and accepted commitment letters (and paid all commitment fees thereunder that Parent was required to pay on or prior to the date hereof), including an equity commitment letter (the “Commitment Letters”), from financing sources with respect to the financing (the “Financing”) necessary to deliver the aggregate Merger Consideration, true and complete copies of which have been delivered to the Company.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 4.01.     Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except (i) as specifically disclosed in Section 4.01 of the Company Disclosure Letter, (ii) with the prior written consent of Parent (the decision with respect to which shall not be unreasonably withheld or delayed) or (iii) as specifically contemplated by this Agreement, the Company shall, and shall cause each of its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and preserve its business organization intact and, to the extent consistent therewith, use reasonable best efforts to keep available the services of their present officers, and other key employees and to preserve their assets and relationships with Associates (as defined in Section 3.01(w)) and others having business dealings with them. It is agreed by the parties that any request for consent pursuant to Section 4.01(a)(ii) shall be directed to Strauss Zelnick of Parent or his designee who shall reply to such request for consent within 48 hours of the receipt of such request and who shall be deemed to have consented in the absence of any reply within said period. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) as specifically disclosed in Section 4.01 of the Company Disclosure Letter, (ii) with the prior written consent of Parent (the decision with respect to which shall not be unreasonably withheld or delayed) or (iii) as specifically contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to:

(i) accelerate, amend, modify or waive any stock repurchase rights, options, warrants or restricted stock, or grant, amend, reprice or exchange Stock Options under any Company Stock Plans or any other equity or equity-based awards to Company Personnel;

(ii) increase the compensation or fringe benefits of any Company Personnel (except for increases in salary or wages in the ordinary course of business consistent with past practice or the payment of accrued but unpaid bonuses) or grant new bonuses;

(iii) establish, adopt or enter into, amend or terminate any Benefit Plan or any plan, agreement, arrangement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement (except as may be required by applicable Law);

(iv) grant any severance or termination pay to Company Personnel, except in the ordinary course of business consistent with past practice;

(v) allow for the commencement of any new offering periods under any employee stock purchase plans;

(vi) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its subsidiaries;

(vii) acquire or agree to acquire (by merger, consolidation, acquisition of assets or otherwise) any person or material assets, or any voting or non-voting equity securities or similar ownership interests in any person;

(viii) split, combine or reclassify any shares of any class or series of its stock;

(ix) other than in the ordinary course of business consistent with past practice, enter into, or amend in any material respect or terminate, any material agreements, including, without limitation, any Contract relating to Intellectual Property;

(x) declare, set aside or pay dividends or make other distributions to stockholders;

(xi) except as disclosed in the Company’s capital expenditure budget for the current fiscal year, commit to any capital expenditure (including, without limitation, purchase of new software) in excess of $150,000;

(xii) manage the working capital of the Company (including, but not limited to, accounts receivable and accounts payable) outside of the ordinary course or in a manner not consistent with past practice;

(xiii) make any loans, any advances or any capital contributions to, or any investments in, any other person (other than advances to employees in the ordinary course of business consistent with past practice not to exceed $50,000 in the aggregate);

(xiv) make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not executive officers or directors or affiliates) or to persons providing management services, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan except as may be required by law;

(xv) hire any employee with annual compensation of $100,000 or more, or with a bonus in excess of $50,000;

(xvi) purchase or redeem its capital stock, or issue, grant, sell, transfer, authorize or encumber any shares of capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, or enter into any agreement, understanding or arrangement with respect to the voting of its capital stock;

(xvii) amend any provisions of its certificate of incorporation or bylaws or other organizational documents;

(xviii) transfer, lease, license, sublicense, assign, sell, mortgage, pledge, or otherwise dispose of, in whole or in part, or incur or subject any encumbrance on, any property or assets, including, without limitation, Intellectual Property rights (other than in the ordinary course of business and consistent with past practice);

(xix) incur or modify indebtedness for borrowed money (except for letters of credit in the ordinary course of business consistent with past practice not to exceed $8,000,000 in the aggregate), or guarantee any indebtedness, or cancel any indebtedness or obligation owed to the Company or any of its subsidiaries;

(xx) other than with respect to purchase orders in the ordinary course of business consistent with past practice, make any payments in excess of $100,000 outside the ordinary course of business, or incur any commitment in excess of $150,000;

(xxi) revalue any of its assets or change any accounting methods; enter into any settlement to any claim in respect of taxes; or make or change any material tax election or method of tax accounting;

(xxii) commence, undertake or engage in any new line of business;

(xxiii) adopt any material discounting or returns policy or program;

(xxiv) permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be cancelled or terminated or impaired in any way;

(xxv) settle, compromise, or commence any material action, arbitration or similar dispute or proceeding, or waive, assign or release any material rights or claims;

(xxvi) redeem the Company Rights or amend, waive any rights under or otherwise modify or terminate the Company Rights Plan in connection with a Takeover Proposal (as defined in Section 4.02(a)) (other than the Merger);

(xxvii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement; or

(xxviii) enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any act in breach of the foregoing restrictions.

      (b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its subsidiaries shall timely file all Federal, state and local, domestic and foreign, income and franchise tax returns and reports and all other material tax returns and reports (“Post-Signing Returns”) required to be filed by each such entity (after taking into account any extensions) and all Post-Signing Returns shall be complete and correct, except for failures to file or be true and correct that individually or in the aggregate are not reasonably expected to result in a material liability for the Company; (ii) the Company and each of its subsidiaries will timely pay all taxes due and payable in respect of such Post-Signing Returns that are so filed; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with GAAP for any Post-Signing Return that is not due prior to the Effective Time; (iv) the Company and each of its subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to the Company or any of its subsidiaries in respect of any material tax and will not settle or compromise any such Action relating to any material tax without Parent’s prior written consent; (v) none of the Company or any of its subsidiaries will make or change any material tax election without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed; (vi) none of the Company or any of its subsidiaries will amend any of its tax returns or reports if such amendment could reasonably be expected to result in taxes being imposed on the Surviving Corporation or any of its subsidiaries without Parent’s prior written consent, which consent will not be unreasonably withheld or delayed; and (vii) the Company and each of its subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.

      (c) Advice of Changes; Filings. The Company shall confer with Parent and report on operational matters and other matters as requested by Parent. The Company and Parent shall each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

      SECTION 4.02.     No Solicitation. (a) The Company or any of its subsidiaries shall not (and the Company shall cause the officers, directors, employees, representatives and agents of the Company and each of its subsidiaries, including, without limitation, investment bankers, attorneys and accountants, not to), directly or indirectly, (i) solicit, participate in, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Parent or its representatives) any information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that such Board of Directors determines in good faith, after consulting with its outside legal counsel and financial advisors, constitutes or is reasonably expected to lead to a Superior Proposal (as defined below), was unsolicited and did not otherwise result from a breach of this Section 4.02, and subject to compliance with Section 4.02(c) and (d), (x) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are substantially equivalent to, and in no respect less favorable to the Company than, the terms of the confidentiality agreement between affiliates of Parent and the Company, dated August 19, 2002 (the “Confidentiality Agreement”), as such terms are applicable to Parent and the Company immediately after the execution of this Agreement; provided that all such information is provided on a prior or substantially concurrent basis to Parent and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

      For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent or Sub) relating to, or that is reasonably expected to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including, without limitation, by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, restructuring, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent a significant percentage of the total revenue, operating income or assets of the Company and its subsidiaries, taken as a whole, or (B) a significant percentage of the equity interests in the Company, in each case other than the transactions contemplated by this Agreement.

      (b) Unless the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel that the failure to take such action would result in a breach of its fiduciary duties under applicable law, the Board of Directors of the Company shall not (i) withdraw or modify in a manner adverse to Parent or Sub the approval, recommendation or declaration of advisability by such Board of Directors of this Agreement or the Merger or approve, recommend the approval or adoption of any Takeover Proposal (an “Adverse Recommendation Change”), (ii) adopt or approve any Takeover Proposal or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle or acquisition agreement (“Acquisition Agreement”) constituting or related to any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) or resolve or agree to take any such action. Notwithstanding anything in this Section 4.02 (b) to the contrary, at any time prior to obtaining Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of Section 4.02(a), cause the Company to terminate this

Agreement pursuant to Section 7.01(f) and concurrently enter into an Acquisition Agreement related to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 7.01(f), and any purported termination pursuant to Section 7.01(f) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 4.02, including, without limitation, the notification provisions in this Section 4.02, and with all applicable requirements of Sections 5.06(b) (including, without limitation, the payment of the Termination Fee (as defined in Section 5.06(b)) prior to or concurrently with such termination) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.01(f) until after the fifth business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 7.01(f) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period).

      For purposes of this Agreement, the term “Superior Proposal” means any bona fide binding written offer not solicited by or on behalf of the Company or any of its subsidiaries made by a third party which the Board of Directors of the Company determines in good faith, after consultation with its outside legal and financial advisors, is reasonably expected to be funded on the disclosed terms and is reasonably expected to be consummated in accordance with its terms, and which, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock and any other equity securities of the Company or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of the Company determines in its good faith judgment after consulting with its financial and legal advisors to be more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case taking into account any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise.

      (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company promptly shall advise Parent in writing of any Takeover Proposal, the terms and conditions of such Takeover Proposal (including, without limitation, any subsequent amendment or other modification to such terms and conditions) and the identity of the person making such Takeover Proposal.

      (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party not solicited, encouraged, discussed, continued or failed to be ceased or terminated in contravention of this Agreement pursuant to Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company after consultation with its outside legal counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(a) or 4.02(b).

      SECTION 4.03.     Conduct by the Parties. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the other party prior to such action or as specifically contemplated by this Agreement, each party hereto shall not, and shall not permit any of its subsidiaries to, take any action that would or is reasonably expected to result in (i) any representation and warranty of such party set forth in this Agreement that is qualified as to materiality or material adverse effect becoming untrue (as so qualified) or (ii) any such representation and warranty that is not so qualified becoming untrue in any material respect.

ARTICLE V

ADDITIONAL AGREEMENTS

      SECTION 5.01.     Preparation of the Proxy Statement; Stockholders Meeting; Company Rights Agreement. (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Notwithstanding anything contained in this Agreement to the contrary, absent any Legal Restraint which has the effect of preventing such action and after consultation with Parent, the Company shall (with Parent’s reasonable cooperation) respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement, and shall, subject to Parent’s reasonable cooperation, file with the SEC the definitive Proxy Statement and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company as promptly as reasonably practicable thereafter. No amendments or supplements to the Proxy Statement will be made by the Company without consultation with Parent and its counsel. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

      (b) The Company shall, as promptly as practicable after the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approval, all in accordance with the Company’s certificate of incorporation and bylaws and the DGCL. Subject to Section 4.02(b), the Board of Directors of the Company shall recommend to holders of the Company Common Stock that they adopt this Agreement, and shall include such recommendation in the Proxy Statement.

      (c) The Board of Directors of the Company shall take all action (in addition to that referred to in Section 3.01(u)) necessary or desirable (including amending the Company Rights Agreement) in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and the Voting Agreement. Except in connection with the foregoing sentence, the Board of Directors of the Company shall not, without the prior written consent of Parent, (i) amend the Company Rights Agreement or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement, in each case in order to facilitate any Takeover Proposal with respect to the Company.

      SECTION 5.02.     Access to Information; Confidentiality. At Parent’s request, the Company shall, and shall afford to Parent’s officers, employees, investment bankers, financing sources, attorneys, independent accountants, environmental consultants and other advisors and representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees who are members of the Company’s Management Committee, attorneys, accountants, auditors, other advisors and representatives and records for due diligence or integration planning purposes and, during such period, the

Company shall, and shall cause each of its subsidiaries to, make available to Parent, and provide to Parent copies or originals if specifically requested by Parent of, (i) each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of any applicable Law or Judgment, (ii) all organizational documents, stock certificates and other evidences of equity interests, shareholders’ registers and other registers of equity interests, minute books, certificates of good standing, authorizations to do business and certified accounts of each subsidiary of the Company and (iii) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all confidential information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws. Furthermore, no party to this Agreement (or any employee, representative, or other agent of any party to this Agreement) is limited in any way regarding its ability to consult with any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated by this Agreement) regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

      SECTION 5.03.     Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement and except as otherwise set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts (except as otherwise set forth in this Agreement) to accomplish the following: (i) taking actions necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and giving any necessary notices to, Governmental Entities and making all necessary registrations, declarations and filings (including, without limitation, filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) taking all steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity and (iv) obtaining all necessary consents, approvals or waivers from third parties. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such nonactions, waivers, consents, approvals, orders and authorizations.

      (b) The Company shall give prompt notice to Parent of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.02(a) would not be satisfied, (ii) the failure of it to perform in any material respect any obligation to be performed by it under this Agreement such that the condition set forth in Section 6.02(c) would not be satisfied, (iii) any change or event delaying or impeding, or which, to the Company’s knowledge, could reasonably be expected to delay or impede, the ability of the Company to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein or (iv) any written notice or other communication from any Governmental Entity in connection with the Merger or any action or order commenced or threatened in writing against, relating to or involving or otherwise affecting the Company or any of its subsidiaries or Parent or Sub that relate to the consummation of the Merger; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

      SECTION 5.04.     Company Stock Options. Subject to the terms and conditions of the Company’s outstanding Stock Options, as soon as practicable following the date of this Agreement, the Company shall cause the Board of Directors of the Company (or, if appropriate, any committee administering the Company

Stock Plans) to adopt such resolutions or take such other actions (including obtaining any required consents but not including the payment of any cash or non-cash consideration without Parent’s consent) as may be required to effect the following:

(a) each Stock Option outstanding on the date hereof shall be terminated as of the Effective Time by taking all actions required by the applicable provisions of the relevant Company Stock Plans regarding termination of Stock Options in connection with certain corporate transactions such as mergers and reorganizations of the Company and sales of substantially all of the assets of the Company including, without limitation, (A) providing timely notice to holders of Stock Options that neither Parent nor any of its subsidiaries shall assume such Stock Options or substitute Parent stock options for such Stock Options, (B) permitting holders of Stock Options to exercise such Stock Options during the applicable exercise period specified by the applicable Company Stock Plan (which, in each case, shall expire on the date that is no later than one day before the Effective Time) and (C) terminating the Stock Options upon the Effective Time.

(b) Each holder of an unexercised Stock Option that is terminated at the Effective Time shall be entitled to receive, within five business days after the Effective Time, an amount in cash equal to the product of (x) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Stock Option, and (y) the number of shares of Company Common Stock that were subject to such Stock Option immediately prior to the Effective Time (less applicable withholding taxes).

      SECTION 5.05.     Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that (i) the certificate of incorporation or the bylaws of the Surviving Corporation immediately after the Effective Time shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Effective Time in any manner that would adversely affect the rights thereunder of persons who on or prior to the Effective Time were directors, officers or employees of the Company, unless the Surviving Corporation receives a written opinion of counsel that such modification is required by applicable law and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers, employees or agents of the Company as in effect as of the date hereof and listed in Section 5.05 of the Company Disclosure Letter with respect to matters occurring at or prior to the Effective Time shall survive the Merger and continue as provided in such agreements.

      (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

      (c) The Surviving Corporation shall, as the Company, in its sole discretion shall elect, either (i) at the Effective Time, purchase a six year tail, for a premium not to exceed $850,000, for the Company’s current directors’ and officers’ liability insurance including employment practices coverage and fiduciary liability coverage covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement, or (ii) for six years after the Effective Time, maintain in effect the Company’s current directors’ and officers’ liability insurance including employment practices coverage and fiduciary liability coverage covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement (provided that the premium for any such policy does not exceed 200% of the premium in effect at the Effective Time); provided that the Surviving Corporation may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 5.05(c). If in the case of clause (i) or (ii) above the premium would exceed the limit set forth therein, then the Surviving Corporation will purchase the maximum amount of coverage that can be purchased for such premium limit.

      (d) The provisions of this Section 5.05 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      SECTION 5.06.     Fees and Expenses. (a) Except as expressly set forth (i) in this Section 5.06, (ii) in the Exclusivity Agreement dated January 7, 2003 (as amended) between the Company and ZelnickMedia Corp. and Ripplewood Holdings LLC, and (iii) the Confidentiality Agreement dated August 19, 2002 between the Company and said parties, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that the Parent and the Company shall share equally (i) all fees and expenses (other than attorneys’ and accountants’ fees) incurred relating to printing and filing of statements required to be filed with the SEC, and (ii) all filing fees required by any government entity, including any fee payable to the Federal Trade Commission in connection with premerger notification relating to the Merger, whether or not the Merger is consummated.

      (b) In the event that (i) (A) a Takeover Proposal has been publicly proposed by any person (other than Parent or any of its affiliates) or such person has publicly announced its intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or such a Takeover Proposal or intention has otherwise become widely known to the Company’s stockholders, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Stockholders Meeting has not been held prior to the date of such termination) or 7.01(b)(iii) and (C) within twelve (12) months after such termination, the Company or any of its subsidiaries enters into any definitive agreement providing for, or consummates, any Takeover Proposal, (ii) this Agreement is terminated by Parent pursuant to (A) Section 7.01(d)(i) and prior thereto there has been a Takeover Proposal or (B) Section 7.01(c) or (iii) this Agreement is terminated by the Company pursuant to Section 7.01(f), then the Company shall pay Parent a fee of $1,850,000 (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by Parent pursuant to Section 7.01(c) or Section 7.01(d)(i) (and in the case of Section 7.01(d)(i), prior thereto there has been a Takeover Proposal), within two business days after such termination, (y) in the case of a termination by the Company pursuant to Section 7.01(f), concurrently with such termination and (z) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(C), upon the first to occur of such events. The Company acknowledges that the agreements contained in this Section 5.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06(b), the Company shall pay to Parent its reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.06(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

      SECTION 5.07.     Benefits Matters. Except as set forth below, following the Effective Time, the Surviving Corporation shall honor, or cause to be honored, all obligations of the Company and its subsidiaries under Benefit Agreements and Benefit Plans in accordance with the terms thereof, including, as required by their terms to be expressly assumed by the Surviving Corporation, the Benefits Agreements set forth in Section 5.07 of the Company Disclosure Letter. Nothing herein shall be construed to prohibit the Surviving Corporation from amending or terminating such Benefit Agreements and Benefit Plans in accordance with the terms thereof and with applicable Law.

      SECTION 5.08.     Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall not issue any press release with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement without the consent of the other party, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which circumstances reasonable efforts to consult with the other party will still be required to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and all communications material to employees of the Company made on the day of the public announcement of the Merger shall be in the form heretofore agreed to by the parties. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any public statements (other than press releases) with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

      SECTION 5.09.     Sub Compliance. Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement. Sub shall not engage in any business other than in connection with the transactions contemplated by this Agreement.

      SECTION 5.10.     Financing. Parent hereby agrees to use commercially reasonable efforts to arrange and obtain the Financing. Parent will keep the Company informed of the status of its efforts to arrange the Financing, including making reports with respect to significant developments. Parent shall have the right to re-negotiate and amend the covenants contained in the Commitment Letters prior to the consummation of the Financing. Parent will be capitalized with common equity of $18 million. Parent will be under no obligation under any circumstances to be capitalized with equity of more than $18 million. The Company shall provide, and will cause its subsidiaries and their respective officers and employees to provide, all necessary cooperation in connection with the arrangement and obtaining of the Financing as may be reasonably requested by Parent, including, without limitation, facilitating customary due diligence and arranging senior officers, as selected by Parent, to meet with prospective lenders and investors in customary presentations or otherwise.

      SECTION 5.11.     Matters Relating to the Sale-Leaseback Transaction. As soon as practicable and no later than 30 days after the date of this Agreement, the Company shall cause the merger and/or liquidation of Lillian Vernon Fulfillment Services, Inc. into the Company (or take such other action that would be mutually agreeable to the parties), and simultaneously cause the transfer of all right, title and interest in the real property located on 2600 International Parkway, Virginia Beach, Virginia 23452, currently held by Lillian Vernon Fulfillment Services, Inc., to a newly organized Delaware limited liability company wholly-owned by the Company (or take such other action that would be mutually agreeable to the parties).

      SECTION 5.12.     Solvency Letter. The Company shall engage and retain, at its expense, Houlihan Lokey Howard & Zukin to deliver a letter (“Solvency Letter”) to the Board of Directors of the Company and to Parent stating in substance that, in the opinion of Houlihan Lokey Howard & Zukin, as of the Effective Time and after giving effect to the Merger and the Financing, each of the Surviving Corporation and its subsidiaries shall (i) be able to pay their debts as they become due in the ordinary course of business, (ii) own assets having a present fair saleable value greater than their combined stated liabilities and identified contingent liabilities and (iii) have capital which would not be unreasonably small for the business in which they are engaged as now conducted and as proposed to be conducted following consummation of the Merger and the Financing. The Company shall cause Houlihan Lokey Howard & Zukin to disclose to Parent its work product with respect to the Solvency Letter and consult with Parent and keep Parent informed with respect to the development and delivery of the Solvency Letter. Parent and the Company shall cooperate with Houlihan Lokey Howard & Zukin in the preparation of the Solvency Letter by providing reasonable access to management of Parent or the Company, as the case may be, to discuss post-Closing projections for the operation of the Surviving Corporation and its subsidiaries.

ARTICLE VI

CONDITIONS PRECEDENT

      SECTION 6.01.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. Stockholder Approval shall have been obtained.

(b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition or Law or Judgment (collectively, “Legal Restraints”) which has the effect of preventing, prohibiting or materially restricting the consummation of the Merger shall be in effect.

(d) Solvency Letter. The Company and Parent shall have received a duly executed Solvency Letter.

      SECTION 6.02.     Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The Company has not experienced a material adverse effect and the representations and warranties of the Company contained herein that are qualified as to materiality or material adverse effect shall be true and correct without regard to such qualifications, and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and in each case other than any failures to be so true and correct that, taken as a whole, do not have and are not reasonably expected to have a material adverse effect on the Company, and Parent shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company.

(b) Operating Results. The Company’s audited revenues for the 12 months ending on February 22, 2003, shall be not less than $237,000,000, its audited operating loss for said period shall be not more than $20,000,000, and its audited gross cash and cash equivalents balance as reported on the Company’s audited balance sheet at the end of said period shall be not less than $24,000,000. The Company shall have delivered to Parent and Sub its audited financial statements for the fiscal year ended February 22, 2003 containing an unqualified opinion by its independent auditors that is not modified in any way by an explanatory paragraph relating to the consistency of the application of accounting principles, ability to continue as a going concern or for any other matter.

(c) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company.

(d) Consents. Parent or the Company shall have obtained all consents, approvals, authorizations, qualifications and orders of Governmental Entities or third parties required in connection with this Agreement and the transactions contemplated by this Agreement, except for those the failure of which to be obtained individually or in the aggregate are not reasonably expected to have a material adverse effect on the Company.

(e) Financing. Parent shall have received the proceeds of the Financing on terms substantially consistent with the terms set forth in the Commitment Letters, and to the extent that any terms and conditions are not set forth in the Commitment Letters, on terms and conditions reasonably satisfactory to Parent.

      SECTION 6.03.     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.01.     Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, and except as provided below, whether before or after the Stockholder Approval has been obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by September 15, 2003 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii) if any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity shall have failed to issue an order, decree or ruling or take any other action, and such denial of a request to issue such order, decree or ruling or take such other action shall have become final and nonappealable, which is necessary to fulfill the condition set forth in Section 6.01(b); or

(iii) if, upon a vote at a duly held Stockholders Meeting to obtain the Stockholder Approval, the Stockholder Approval shall not have been obtained.

(c) by Parent in the event (i) an Adverse Recommendation Change has occurred or (ii) the Company materially breaches its obligations under this Agreement by reason of a failure to call the Stockholders Meeting in accordance with Section 5.1 or a failure to prepare and mail to its stockholders the Proxy Statement in accordance with Section 5.1;

(d) by Parent, (i) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(c), and (B) has not been or is incapable of being cured by the Company within 10 business days after its receipt of written notice thereof from Parent or (ii) if Parent shall be unable to obtain and consummate the Financing (without having breached its obligations hereunder to obtain and consummate the Financing) in accordance with the requirements of Section 6.02(e), or upon the failure of the condition set forth in Section 6.02(b) or Section 6.02(d);

(e) by the Company, if Parent shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b), and (ii) has not been or is incapable of being cured by Parent within 10 business days after its receipt of written notice thereof from the Company;

(f) by the Company in accordance with the terms and subject to the conditions of Section 4.02(b); or

(g) by the Company if the Merger shall not have been consummated by 10 days after Stockholder Approval (but in no event earlier than June 21, 2003) if by such time Parent has failed to satisfy the condition set forth in Section 6.02(e) and all other conditions to Closing have been satisfied or waived; provided that in order to exercise this termination right, after Stockholder Approval the Company must deliver to Parent written notice of the Company’s intention to terminate this Agreement pursuant to this Section 7.01(g) and Parent shall have 10 days from receipt of such notice to satisfy the condition set forth in Section 6.02(e); provided, further, that the right to terminate this Agreement under this Section 7.01(g) shall not be available to the Company if its action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

      SECTION 7.02.     Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the confidentiality provisions of Section 5.02, Section 5.06, Article VIII and this Section 7.02, and except to the extent such termination results from the willful or intentional breach of this Agreement by any party hereto of any of such party’s representations, warranties, covenants or agreements set forth in this Agreement.

      SECTION 7.03.     Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the parties without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 7.04.     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the parties without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

      SECTION 8.01.     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the

Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 8.02.     Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given upon (a) personal delivery, (b) transmitter’s confirmation of a receipt of a facsimile transmission or (c) confirmed delivery by standard overnight carrier or when mailed in the United States by certified or registered mail, postage prepaid, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by notice hereunder):

      if to Parent or Sub, to: LVC Holdings L.L.C.

c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza
32nd Floor
New York, New York 10020

Attention:	Mr. Jeffrey Hendren

Mr. Strauss Zelnick
Fax: (212) 218-2779

      with a copy to:

Simpson Thacher & Bartlett
10 Universal City Plaza; Suite 1850
Los Angeles, CA 91608
Attention: Daniel Clivner, Esq.
Fax: (818) 755-7009

      if to the Company, to:

Lillian Vernon Corporation
One Theall Road
Rye, New York 10580
Attention: Chief Operating Officer
Fax: (914) 925-1572

      with a copy to:

Salon, Marrow, Dyckman & Newman, LLP
685 Third Avenue
New York, NY 10017
Attention: Joel Salon, Esq.

      SECTION 8.03.     Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) as it relates to the Company (including its subsidiaries), “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry and investigation, of any executive officer of the Company;

(c) “material adverse effect” on or with respect to the Company means any circumstance, change, event, development, effect or occurrence (any such item, an “Effect”) that individually or in the aggregate (A) is or could reasonably be expected to be materially adverse to the business, prospects, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken together as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a material adverse effect on or with respect to the Company: (i) actions or omissions of the Company or any of its subsidiaries taken with the prior written consent of Parent, (ii) any change in the price or trading volume of the Company Common Stock in and of itself

(but not any Effect underlying such change), (iii) any Effect to the extent (x) resulting from changes affecting the United States economy in general or (y) generally affecting the specialty mail-order industry, except, in the case of this clause (iii)(y), if the impact on the Company’s business is materially disproportionate to the impact on the business of other entities operating in such industry, and (iv) any Effect to the extent resulting from the announcement and performance of the Merger and the transactions contemplated thereby in accordance with the terms hereof, provided further that the exception set forth in this clause (iv) of this Section 8.03(c)(A) shall not be applicable to the representations and warranties set forth in Section 3.01(d) hereof or (B) would or would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

(d) “person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity; and

(e) a “subsidiary” of any person means another person (i) of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first person or (ii) of which such first person is a general partner or such first person has the right to appoint or elect or direct the appointment or election of a majority of the directors of such other person or other body responsible for the governance or management thereof.

      SECTION 8.04.     Counterparts. This Agreement may be executed in one or more counterparts (including by telecopy), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 8.05.     Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the schedules and exhibits hereto) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 5.05, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies.

      SECTION 8.06.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      SECTION 8.07.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

      SECTION 8.08.     Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any Delaware State court, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Delaware State court, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      SECTION 8.09.     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement in any Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 8.10.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto, after taking into account the mitigation contemplated by the next sentence. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

      SECTION 8.11.     Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

LVC HOLDINGS L.L.C.

by:	LVC ACQUISITION L.L.C.

as Sole Member

by:	RIPPLEWOOD PARTNERS II, L.P.

as Sole Member

by:	RIPPLEWOOD PARTNERS II GP, L.P.,

as Sole Member

by:	RP II GP, L.L.C., as Sole Member

by:	/s/ CHRISTOPHER P. MINNETIAN

Name: Christopher P. Minnetian
Title: Secretary

MONOGRAM ACQUISITION CORP.

By:	/s/ CHRISTOPHER P. MINNETIAN

Name: Christopher P. Minnetian
Title: President

LILLIAN VERNON CORPORATION

By:	/s/ RICHARD P. RANDALL

Name: Richard P. Randall
Title: EVP

ANNEX B

PERSONAL AND CONFIDENTIAL

April 15, 2003

Board of Directors

Lillian Vernon Corporation
One Theall Road
Rye, NY 10580

Ladies and Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to the holders (other than Ms. Lillian Vernon) of the outstanding shares of Common Stock, par value $0.01 per share (the “Shares”), of Lillian Vernon Corporation (the “Company”) of the $7.25 per Share in cash (the “Consideration”) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of April 15, 2003 (the “Agreement”), among LVC Holdings L.L.C. (“Parent”), an affiliate of Ripplewood Partners II, L.P. (“Ripplewood”), Monogram Acquisition Corp. (“Sub”), a wholly owned subsidiary of Parent, and the Company, which Agreement provides, among other things, for the merger (the “Merger”) of Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”).

      Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Ripplewood and its affiliates from time to time, including having acted as financial advisor to an affiliate of Ripplewood with respect to the sale of Edwards Fine Foods in September 2001 and having acted as sole bookrunner with respect to the issuance of 7,700,000 shares of common stock in March 2002 and lead manager with respect to the issuance of $250 million aggregate principal amount of 9.0% Senior Subordinated Notes, due June 15, 2012, in June 2002 for Asbury Automotive Group, an affiliate of Ripplewood. We are currently providing investment banking services to Ripplewood and its affiliates and may do so in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company for its own account and for the accounts of customers.

      In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended February 23, 2002; preliminary financial statements, dated as of April 14, 2003, of the Company for the fiscal year ended February 22, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by the Company’s management (the “Company Forecasts”), including an analysis of estimated proceeds that might be available for distribution to holders of Shares in the event of a hypothetical liquidation of the Company. We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the catalog industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

B-1

Board of Directors
Lillian Vernon Corporation
April 15, 2003

      We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries. We are not expressing any opinion as to the impact of the transaction contemplated by the Agreement on the solvency or viability of the Surviving Corporation or the ability of the Surviving Corporation to pay its obligations when they become due. We are aware that the Company’s hypothetical liquidation analysis projects a range of aggregate estimated future payments per Share that involves amounts that may be lower or higher than the Consideration, and that the Company chose not to pursue liquidation in light of the significant risks and uncertainties relating thereto (including uncertainties with respect to actual amounts that may be realized by holders of Shares and the timing of any such payments). Our opinion does not address the relative merits of the transaction contemplated pursuant to the Agreement as compared to any alternative business transaction or strategic alternative that might be available to the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement, and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the holders (other than Ms. Lillian Vernon) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

      § 262 APPRAISAL RIGHTS. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

DETACH HERE

PROXY

LILLIAN VERNON CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS, JUNE 23, 2003

    The undersigned stockholder of Lillian Vernon Corporation hereby appoints [         ] and [         ], and each of them, with power of substitution to each, true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of common stock of Lillian Vernon Corporation held of record by the undersigned on May 16, 2003, at the special meeting of stockholders of Lillian Vernon Corporation to be held on Monday, June 23, 2003 at 9:00 a.m. local time at Lillian Vernon Corporation’s principal executive offices located at One Theall Road, Rye, New York and at any adjournments or postponements thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

X	Please mark votes as in this example.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted “FOR” the Proposal. The undersigned acknowledges receipt of the notice of special meeting of stockholders and proxy statement dated             , 2003.

Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

FOR	AGAINST	ABSTAIN
1. To approve the Agreement and Plan of Merger, dated as of April 15, 2003, among LVC Holdings L.L.C., a Delaware limited liability company, Monogram Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of LVC Holdings, and Lillian Vernon Corporation under which each share of common stock of Lillian Vernon Corporation (other than certain shares held by the Chairman and Chief Executive Officer) will be canceled and converted into the right to receive $7.25 in cash, without interest.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and other acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership please sign in partnership name by an authorized person.

 Signature:                         Date:

Signature:                         Date: